                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
--------------------------------------------------------------------------------

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     [ ]  Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                        L-3 COMMUNICATIONS HOLDINGS, INC.


                            [L-3 COMMUNICATIONS LOGO]


To Our Stockholders:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., eastern daylight time, on Tuesday, April 23, 2002, at the Rihga Royal Hotel located at 151 West 54th Street, New York, NY. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

     To have your vote recorded, you should vote by telephone or over the Internet or sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish. Please let us know whether you plan to attend the meeting by marking the appropriate box on the proxy card or indicating your plans when prompted over the telephone or Internet voting systems.

     On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on April 23rd.


                                            Very truly yours,

                                            /s/ Frank C. Lanza

                                            Frank C. Lanza
                                            Chairman and Chief Executive
                                            Officer

                        L-3 COMMUNICATIONS HOLDINGS, INC.

                            [L-3 COMMUNICATIONS LOGO]

                        NOTICE OF 2002 ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of L-3 Communications Holdings, Inc. will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York on Tuesday, the 23rd day of April, 2002, at 2:30 p.m., eastern daylight time, for the following purposes:

     1.   Election of three Class I Directors whose terms expire in 2005;

     2. Approval of an amendment to our Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of common stock, par value $.01 per share (the "Common Stock") from 100,000,000 to 300,000,000 and (ii) increase the number of authorized shares of preferred stock (the "Preferred Stock") from 25,000,000 to 50,000,000;

     3.   Ratification of the appointment of our independent auditors for 2002;
          and

     4. Transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.

                                            By Order of the Board of Directors,

                                            /s/ Christopher C. Cambria

                                            Christopher C. Cambria
                                            Senior Vice President, Secretary
                                            and General Counsel



April 1, 2002
--------------------------------------------------------------------------------
                                   IMPORTANT

  WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE OVER THE TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED FOR THAT
  PURPOSE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARE IN PERSON.
--------------------------------------------------------------------------------

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016

                                -----------------

                                 PROXY STATEMENT

     This proxy statement is furnished to the holders of the common stock, par value $0.01 per share of L-3 Communications Holdings, Inc. in connection with the solicitation of proxies for use at the 2002 Annual Meeting of Stockholders to be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York at 2:30 p.m., eastern daylight time, on Tuesday, April 23, 2002 (the "Annual Meeting").

                                  RECORD DATE

     The board of directors has fixed the close of business on March 15, 2002 as the record date for the Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date (the "Stockholders") are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 39,608,831 shares of our common stock outstanding. This proxy statement, the accompanying proxy card and our Annual Report to stockholders are intended to be mailed on or about April 1, 2002 to each Stockholder entitled to vote at the Annual Meeting.

                                    PROXIES


     The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting and any adjournments of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile or in person. We also have retained Georgeson Shareholder Services to assist in soliciting proxies. Each holder of common stock is entitled to one vote for each share of our common stock held. The holders in person or by proxy of a majority of the common stock entitled to be voted at the Annual Meeting shall constitute a quorum.

     Each Stockholder may appoint a person (who need not be a shareholder) other than the persons named in the enclosed proxy to represent him or her at the meeting by completing another proper proxy. In either case, such completed proxy should be returned in the enclosed envelope provided for that purpose for delivery before the meeting or should be delivered to our Secretary at 600 Third Avenue, New York, New York 10016, not later than 5 p.m., eastern daylight time, on Monday, April 22, 2002.

     Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the proxy, of written notice of such death or incapacity, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. WHERE A CHOICE HAS NOT BEEN SPECIFIED ON THE PROXY CARD, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF YOUR BOARD OF DIRECTORS.

     Assuming a quorum is present, a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required for the election of directors and for approval of all other items submitted to Stockholders for their consideration. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes") will be counted for purposes of determining a quorum, but will not be counted as either voting for or against any proposal.

                        VOTING BY TELEPHONE OR INTERNET

     Instead of submitting your vote by mail on the enclosed proxy card, you can vote by telephone or over the Internet. The telephone and Internet voting procedures, which comply with Delaware law, are designed to authenticate Stockholders' identities, to allow Stockholders to vote their shares and to confirm that their instructions have been properly recorded.

     Voting your proxy by mail, telephone or the Internet will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank or other record holder, you must obtain a proxy from the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the Annual Meeting.

     Stockholders with shares registered directly in their name in our stock records maintained by our transfer agent, EquiServe Trust Company, N.A., may vote their shares (1) by making a toll-free telephone call from the U.S. and Canada to EquiServe at 1-877-PRX-VOTE (1-877-779-8683), (2) by submitting their proxy over the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/lll, or (3) by mailing their signed proxy card. Specific instructions to be followed by registered Stockholders are set forth on the enclosed proxy card. Proxies submitted by telephone or over the Internet as described above must be received by 5:00 p.m., eastern daylight time, on April 22, 2002.

REVOCATION OF PROXIES SUBMITTED BY TELEPHONE OR INTERNET

     To revoke a proxy previously submitted by telephone or over the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked, or by attending the meeting and voting in person.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     Our Amended and Restated Certificate of Incorporation and the Bylaws provide for a board of directors whose number shall be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors. We have eight directors. Our Amended and Restated Certificate of Incorporation provides for a classified board of directors divided into three classes as follows:
Frank C. Lanza, Robert V. LaPenta, Robert B. Millard and John M. Shalikashvili constitute a class with a term that expires at the upcoming annual meeting (the "Class I Directors"); Thomas A. Corcoran, John E. Montague and Alan H. Washkowitz constitute a class with a term that expires at the annual meeting in 2004 (the "Class II Directors"); and Arthur L. Simon constitutes a class with a term that expires at the annual meeting in 2003 (the "Class III Director"). The audit committee, acting as the nominating committee, has nominated, and the full board of directors has ratified, the following slate of Class I nominees for a three year term expiring in 2005: Mr. Lanza, Mr. LaPenta and Mr. Shalikashvili. Action will be taken at the Annual Meeting for the election of these Class I Director nominees. Mr. Millard has resigned from his position as a Class I Director, effective at the upcoming annual meeting, and has been elected by the board of directors to fill a vacancy as a Class III Director. Mr. Millard's term as a Class III Director will expire at the annual meeting in 2003.

     It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Mr. Lanza, Mr. LaPenta and Mr. Shalikashvili, except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.


     The following information details offices held, other business directorships, the classes and terms of the nominees and each director whose term of office will continue after the 2002 Annual Meeting. Beneficial ownership of equity securities of the nominees is shown under the caption "Security Ownership of Management" on page 10.

             NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2002

                 CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2005

NAME                       AGE              PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                       ---              ------------------------------------------
Frank C. Lanza             70     Chairman and Chief Executive Officer and Director since April
                                  1997. From April 1996, when Loral Corporation was acquired by
                                  Lockheed Martin Corporation, until April 1997, Mr. Lanza was
                                  Executive Vice President of Lockheed Martin, a member of
                                  Lockheed Martin's Executive Council and Board of Directors
                                  and President and Chief Operating Officer of Lockheed Martin's
                                  command, control, communications and intelligence ("C3I") and
                                  Systems Integration Sector, which comprised many of the
                                  businesses Lockheed Martin acquired from Loral. Prior to the
                                  April 1996 acquisition of Loral, Mr. Lanza was President and
                                  Chief Operating Officer of Loral, a position he held since 1981.
                                  He joined Loral in 1972 as President of its largest division,
                                  Electronic Systems. His earlier experience was with Dalmo
                                  Victor and Philco Western Development Laboratory.

Robert V. LaPenta          56     President and Chief Financial Officer and Director since April
                                  1997. From April 1996, when Loral was acquired by Lockheed
                                  Martin, until April 1997, Mr. LaPenta was a Vice President of
                                  Lockheed Martin and was Vice President and Chief Financial
                                  Officer of Lockheed Martin's C3I and Systems Integration
                                  Sector. Prior to the April 1996 acquisition of Loral, he was
                                  Loral's Senior Vice President and Controller, a position he held since 1981. He joined Loral in 1972 and was named Vice
                                  President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice
                                  President in 1979. Mr. LaPenta is on the Board of Trustees of
                                  Iona College, the Board of Trustees of The American College of
                                  Greece and the Board of Directors of Core Software
                                  Technologies.

John M. Shalikashvili      65     Director since August 1998. Chairman of the audit committee.
                                  General Shalikashvili (U.S. Army-ret.) is an independent
                                  consultant and a Visiting Professor at Stanford University.
                                  General Shalikashvili was the senior officer of the United States military and principal military advisor to the President of the
                                  United States, the Secretary of Defense and National Security
                                  Council by serving as the thirteenth Chairman of the Joint
                                  Chiefs of Staff, Department of Defense, for two terms from
                                  1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United
                                  States forces in Europe and as NATO's tenth Supreme Allied
                                  Commander, Europe (SACEUR). He has also served in a
                                  variety of command and staff positions in the continental United
                                  States, Alaska, Belgium, Germany, Italy, Korea, Turkey and
                                  Vietnam. General Shalikashvili is a director of The Boeing
                                  Company, United Defense Industries Inc., and Frank Russell
                                  Trust Company.

     The nominees for election to the board of directors are hereby proposed for approval by the Stockholders. The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be necessary to approve each nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

     DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 2002 ANNUAL MEETING AND WHO ARE NOT SUBJECT TO ELECTION THIS YEAR.

               CLASS II -- DIRECTORS WHOSE TERMS EXPIRE IN 2004

NAME                    AGE               PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                    ---               ------------------------------------------
Thomas A. Corcoran      57     Director since July 1997. Member of the audit committee. Since
                               March 2001, Mr. Corcoran has been the President and Chief
                               Executive Officer of Gemini Air Cargo. Mr. Corcoran is also president of Corcoran Enterprises, a private management
                               consulting firm. Mr. Corcoran was the President and Chief
                               Executive Officer of Allegheny Teledyne Incorporated from
                               October 1999 to December 2000. From October 1998 to
                               September 1999, he was President and Chief Operating Officer
                               of the Space & Strategic Missiles Sector of Lockheed Martin
                               Corporation. From March 1995 to September 1998 he was the
                               President and Chief Operating Officer of the Electronic Systems
                               Sector of Lockheed Martin Corporation. From 1993 to 1995, Mr.
                               Corcoran was President of the Electronics Group of Martin
                               Marietta Corporation. Prior to that he worked for General
                               Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace and was a company
                               officer from 1990 to 1993. Mr. Corcoran is a member of the
                               Board of Trustees of Worcester Polytechnic Institute, the Board
                               of Trustees of Stevens Institute of Technology and the Board of
                               Directors of REMEC Corporation.

John E. Montague        48     Director since April 1997. Member of the compensation
                               committee. Mr. Montague has been Vice President, Financial
                               Strategies of Lockheed Martin Corporation since August 2001.
                               From September 1998 to August 2001, he was Vice President
                               and Chief Financial Officer of Lockheed Martin Global
                               Telecommunications, Inc., a wholly owned subsidiary of
                               Lockheed Martin. He served as Vice President, Financial
                               Strategies at Lockheed Martin responsible for mergers,
                               acquisitions and divestiture activities and shareholder value strategies from March 1995 until September 1998. Previously, he was Vice President, Corporate Development and Investor
                               Relations at Martin Marietta Corporation from 1991 to 1995.
                               From 1988 to 1991, he was Director of Corporate Development
                               at Martin Marietta Corporation, which he joined in 1977 as a member of the engineering staff. Mr. Montague is a director of
                               Rational Software Corporation.

Alan H. Washkowitz      61     Director since April 1997. Member of the compensation
                               committee. Mr. Washkowitz is a Managing Director of Lehman
                               Merchant Banking Group, and is responsible for the oversight of
                               Lehman Brothers Inc. Merchant Banking Portfolio Partnership
                               L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when
                               Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr.
                               Washkowitz is a director of Peabody Energy Corporation.

               CLASS III -- DIRECTOR WHOSE TERM EXPIRES IN 2003

NAME                 AGE                PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                 ---                ------------------------------------------
Arthur L. Simon      70     Director since April 2000. Member of the audit committee. Mr.
                            Simon is an independent consultant. Before his retirement, Mr.
                            Simon was a partner at Coopers & Lybrand L.L.P., Certified
                            Public Accountants, from 1968 to 1994. He is a director of Loral
                            Space & Communications, Inc.

        CLASS III -- ELECTED BY THE BOARD OF DIRECTORS TO FILL VACANCY

NAME                   AGE             PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                   ---             ------------------------------------------
Robert B. Millard      51     Director since April 1997. Chairman of the compensation
                              committee. Mr. Millard is a Managing Director of Lehman
                              Brothers Inc., head of Lehman Brothers' Principal Trading &
                              Investments Group and principal of the Merchant Banking
                              Group. Mr. Millard joined Kuhn Loeb & Co. in 1976 and
                              became a Managing Director of Lehman Brothers Inc. in 1983.
                              Mr. Millard is a director of GulfMark International, Kirch
                              Media GmbH and Weatherford International, Inc.

          THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and two standing committees: the audit and compensation committees. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. We have no nominating committee; however, the audit committee has agreed to perform the functions of the nominating committee. Each executive officer serves at the discretion of the board of directors. During the fiscal year ended December 31, 2001, the board of directors held four regularly scheduled meetings and one special meeting. All of our directors attended at least 75% of the combined number of board of directors meetings and committee meetings during the past fiscal year.

     The audit committee currently consists of Messrs. Corcoran, Shalikashvili (Chairman) and Simon. This committee, which met five times during 2001, is responsible generally for recommending to the board of directors the independent accountants to be nominated to audit our financial statements; approving the compensation of the independent accountants; meeting with our independent accountants to review the proposed scope of the annual audit of our financial statements; reviewing the findings of the independent accountants with respect to the annual audit; and reviewing with management and the independent accountants our periodic financial reports prior to our filing them with the SEC and reporting annually to the board of directors with respect thereto. In addition, the audit committee, acting as the nominating committee, nominated the Class I members for reelection to the board of directors.


     The compensation committee consists of Messrs. Millard (Chairman), Montague and Washkowitz. This committee, which met one time and acted by written consent three times during 2001, is responsible for administering our 1997 Stock Option Plan for Key Employees (the "1997 Plan") and our 1999 Long Term Performance Plan (the "1999 Plan") and has limited authority to adopt amendments to those plans. This committee is also responsible for recommending to the board of directors the salaries to be paid to our Chief Executive Officer and the President, and reviewing and approving the Chief Executive Officer's and the President's other annual cash compensation and long-term incentives and the total compensation to be paid to certain of our other executive officers.


COMPENSATION OF DIRECTORS

     The directors who are also our employees or employees of our subsidiaries or affiliates do not receive compensation for their services as directors. The non-affiliated directors receive annual compensation of $30,000 for service on the board of directors, of which $25,000 is paid in cash, and $5,000 is paid in shares of our common stock. In addition, non-affiliated directors receive an annual stock option grant of 1,500 shares of our common stock, which will vest in three equal annual installments. The non-affiliated directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. In addition, the non-affiliated directors will be compensated $1,000 per meeting attended, including committee meetings, up to a maximum of $2,000 per day.


     Non-affiliated directors may defer up to 100 percent of the cash portion of their annual cash compensation (including meeting fees) otherwise payable to the director. Subject to certain limitations, a participating director's deferred compensation will be distributed in a lump sum on, or distribution in annual installments commencing on, the 30th day following the date he or she ceases to be a director. Deferral elections are irrevocable during any calendar year and must be made before the beginning of the calendar year in which his/her compensation is earned. Interest is accrued on deferred amounts. Depending on a director's investment election, deferred amounts earn interest at a rate based on the 90-day U.S. Government Treasury Bill or the performance of our common stock.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of our current executive officers, other than Messrs. Lanza and LaPenta who are presented under "Nominees For Election to the Board of Directors in 2002 -- Class I -- Nominees for Terms Expiring in 2005".

NAME                        AGE                PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                        ---                ------------------------------------------
Christopher C. Cambria      43     Senior Vice President -- Secretary and General Counsel. Mr.
                                   Cambria became a Senior Vice President in March 2001. He
                                   joined us in June 1997 as Vice President -- General Counsel and Secretary. From 1994 until joining us, Mr. Cambria was an associate with Fried, Frank, Harris, Shriver & Jacobson. From
                                   1986 until 1993, he was an associate with Cravath, Swaine &
                                   Moore.

Michael T. Strianese        46     Senior Vice President -- Finance. Mr. Strianese became a Senior
                                   Vice President in March 2001. He joined us in April 1997 as
                                   Vice President -- Finance and Controller and was our
                                   Controller until July 2000. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin's C3I and
                                   Systems Integration Sector. From 1991 to the April 1996
                                   acquisition of Loral, he was Director of Special Projects at
                                   Loral. Mr. Strianese is a Certified Public Accountant.

Jimmie V. Adams             65     Vice President -- Washington, D.C. Operations. General Jimmie
                                   V. Adams (U.S.A.F.-ret.) joined us in May 1997. From April
                                   1996 until April 1997, he was Vice President of Lockheed
                                   Martin's Washington Operations for the C3I and Systems
                                   Integration Sector. Prior to the April 1996 acquisition of Loral, he had held the same position at Loral since 1993. Before
                                   joining Loral in 1993, he was Commander in Chief, Pacific Air
                                   Forces, Hickam Air Force Base, Hawaii, capping a 35-year
                                   career with the U.S. Air Force. He was also Deputy Chief of
                                   Staff for plans and operation for U.S. Air Force headquarters and Vice Commander of Headquarters Tactical Air Command
                                   and Vice Commander in Chief of the U.S. Air Forces Atlantic
                                   at Langley Air Force Base. He is a command pilot with more than 141 combat missions.

David T. Butler III         45     Vice President -- Planning. Mr. Butler became a Vice President in December 2000. He joined us in 1997 as our corporate
                                   Director of Planning and Strategic Development. Prior to
                                   joining us, he was the Controller for Lockheed Martin Fairchild
                                   Systems from 1996 to 1997. Prior to the acquisition of Loral, Mr.
                                   Butler was Controller of Loral Fairchild Systems from 1992 to
                                   1996. From 1981 to 1992 Mr. Butler held a number of financial positions with Loral Electronic Systems.

Ralph G. D'Ambrosio         34     Vice President and Controller. Mr. D'Ambrosio became Vice
                                   President in 2001 and Controller in August 2000. He joined us in August 1997, and until July 2000 was our Assistant
                                   Controller. Prior to joining us, he was a senior manager at
                                   Coopers & Lybrand L.L.P., where he held a number of positions since 1989. Mr. D'Ambrosio is a Certified Public Accountant.

NAME                    AGE                PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                    ---                ------------------------------------------
Joseph S. Paresi        46     Vice President -- Product Development and President of the
                               Security Systems Division. Mr. Paresi joined us in April 1997.
                               From April 1996 until April 1997, Mr. Paresi was Corporate
                               Director of Technology for Lockheed Martin's C3I and System
                               Integration Sector. Prior to the April 1996 acquisition of Loral,
                               Mr. Paresi was Corporate Director of Technology for Loral, a
                               position he held since 1993. From 1978 to 1993, Mr. Paresi was a
                               Systems Engineer, Director of Marketing and Director of
                               International Programs at Loral Electronic Systems.

Robert RisCassi         66     Vice President -- Washington, D.C. Operations. General Robert
                               W. RisCassi (U.S. Army-ret.) joined us in April 1997. From
                               April 1996 until April 1997, he was Vice President of Land
                               Systems for Lockheed Martin's C3I and Systems Integration
                               Sector. Prior to the April 1996 acquisition of Loral, he had held the same position for Loral since 1993. He joined Loral in 1993 after retiring as U.S. Army Commander in Chief, United
                               Nations Command/Korea. His 35-year military career included posts as Army Vice Chief of Staff; Director, Joint Staff, Joint
                               Chiefs of Staff; Deputy Chief of Staff for Operations and Plans;
                               and Commander of the Combined Arms Center. General
                               RisCassi is currently a director of Alliant Techsystems Inc.

Charles J. Schafer      54     Vice President -- Business Operations and President of the
                               Products Group. Mr. Schafer was appointed President of the
                               Products Group in September 1999. He joined us in August
                               1998 as Vice President -- Business Operations. Prior to August
                               1998, he was President of Lockheed Martin's Tactical Defense
                               Systems Division, a position he also held at Loral since
                               September 1994. Prior to the April 1996 acquisition of Loral,
                               Mr. Schafer held various executive positions with Loral, which he joined in 1984.

Stephen M. Souza        49     Vice President and Treasurer. Mr. Souza joined us in August
                               2001. Prior to joining us he was the Treasurer of ASARCO Inc.
                               from 1999 to August 2001 and Assistant Treasurer from 1992 to
                               1999.

Jill H. Wittels         52     Vice President -- Business Development. Ms. Wittels joined us in March 2001. From July 1998 to February 2001 she was
                               President and General Manager of BAE Systems' Information
                               and Electronic Warfare Systems/Infrared and Imaging Systems
                               division and its predecessor company. From January 1997 to
                               July 1998, Ms. Wittels was Vice President -- Business
                               Development and Operations for IR Focalplane Products at
                               Lockheed Martin. Ms. Wittels is on the Board of Overseers for
                               the Department of Energy's Fermi National Accelerator Lab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of March 15, 2002, there were 39,608,831 shares of our common stock outstanding. We know of no person who, as of March 15, 2002, beneficially owned more than five percent of the common stock, except as set forth below.

                                             AMOUNT AND NATURE          PERCENT
       NAME OF BENEFICIAL OWNER           OF BENEFICIAL OWNERSHIP     OF CLASS(1)
       ------------------------           -----------------------     -----------
Citigroup Inc.(2)
 153 East 53rd Street
 New York, New York 10043 ............           5,426,024                13.7%
Frank C. Lanza(3)
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016 ............           2,389,957                 5.9%
Robert V. LaPenta(4)
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016 ............           2,567,593                 6.4%

----------
(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding at March 15, 2002.
(2) Based on a Schedule 13G/A filed with the S.E.C., dated January 24, 2002, in which Citigroup Inc. reported that it had shared voting and dispositive power over 5,426,024 shares of common stock.
(3) The shares of common stock beneficially owned includes 914,286 shares issuable under employee stock options and exercisable within 60 days of March 15, 2002.
(4) The shares of common stock beneficially owned includes 814,286 shares issuable under employee stock options and exercisable within 60 days of March 15, 2002 and 336 shares allocated to the account of Mr. LaPenta under our savings plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our executive officers, our directors, and by all of our current executive officers and directors as a group. Except as otherwise indicated, all information listed below is as of March 15, 2002.

                                                                          SHARES OF COMMON          PERCENTAGE OF
                                                                         STOCK BENEFICIALLY       SHARES OF COMMON
                       NAME OF BENEFICIAL OWNER                              OWNED(1)(2)        STOCK OUTSTANDING (3)
---------------------------------------------------------------------   --------------------   ----------------------
Directors and Executive Officers
Frank C. Lanza ......................................................         2,389,957                  5.9%
Robert V. LaPenta ...................................................         2,567,593                  6.4%
Michael T. Strianese ................................................            42,147                   --
Christopher C. Cambria ..............................................            24,552                   --
Charles J. Schafer ..................................................            13,807                   --
Thomas A. Corcoran(5) ...............................................             2,500                   --
Robert B. Millard(4)(6) .............................................            69,089                   --
John E. Montague(5) .................................................             2,500                   --
John M. Shalikashvili(5) ............................................             2,788                   --
Arthur L. Simon(5) ..................................................             4,076                   --
Alan M. Washkowitz(4)(7) ............................................           134,861                   --
Directors and Executive Officers as a Group (18 persons)(8) .........         5,318,552                 12.8%

----------
(1) The shares of our common stock beneficially owned include the number of shares (i) issuable under employee stock options and exercisable within 60 days of March 15, 2002 and (ii) allocated to the accounts of executive officers under our savings plans. Of the number of shares shown above,
      (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Lanza, 914,286 shares; Mr. LaPenta, 814,286 shares; Mr. Strianese, 41,833 shares, Mr. Cambria, 24,233 shares and Mr. Schafer, 13,500 shares; and (ii) the following represent shares allocated under our saving plans to the accounts of: Mr. LaPenta, 336 shares; Mr. Strianese, 314 shares; Mr. Cambria, 319 shares; and Mr. Schafer, 307 shares.
(2) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
(3) Share ownership does not exceed one percent of the class unless otherwise indicated. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding at March 15, 2002.

(4) Robert B. Millard and Alan H. Washkowitz, each of whom is a member of our board of directors, are each a Managing Director of Lehman Brothers Inc. As limited partners of Lehman Brothers Capital Partners III, L.P., Messrs. Millard and Washkowitz may be deemed to share beneficial ownership of shares of our common stock held by Lehman Brothers Capital Partners III, L.P. Such individuals disclaim any such beneficial ownership and those shares of common stock are not reflected in the numbers shown in this table.

(5) Includes 2,500 shares issuable and exercisable under director stock options within 60 days of March 15, 2002 in the case of Messrs. Corcoran, Montague, and Shalikashvili and 1,000 shares in the case of Mr. Simon.
(6) Includes 52,639 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.
(7) Includes 55,665 shares in trust, for the benefit of Mr. Washkowitz's children, for which Mr. Washkowitz and his wife are co-trustees and as to which Mr. Washkowitz disclaims beneficial ownership.
(8) Includes 1,873,954 shares issuable under employee stock options and exercisable under employee stock options within 60 days of March 15, 2002, and 5,794 shares allocated to the accounts of executive officers under our savings plans.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer and each of our four other most highly compensated executive officers who served in such capacities as of December 31, 2001, collectively referred to herein as the named executive officers, for services rendered to us during each of the last three years.

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                             -------------
                                                                               SECURITIES
                                                   ANNUAL COMPENSATION         UNDERLYING
                                                --------------------------       STOCK             ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)     BONUS ($)     OPTIONS (#)     COMPENSATION ($)(1)
------------------------------------   ------   ------------   -----------   -------------   --------------------
Frank C. Lanza                         2001       $750,000      $750,000             --            $ 11,125
 (Chairman and Chief Executive         2000        750,000       500,000             --               6,858
 Officer) ..........................   1999        750,000       200,000             --               9,536
Robert V. LaPenta                      2001        545,577       650,000             --              34,306
 (President and Chief Financial        2000        500,000       400,000             --              32,907
 Officer) ..........................   1999        500,000       200,000             --              27,900
Michael T. Strianese                   2001        255,000       300,000         27,000              13,790
 (Senior Vice President,               2000        209,673       225,000             --              73,515
 Finance) ..........................   1999        180,000       175,000         47,500              69,969
Christopher C. Cambria                 2001        235,000       300,000         27,000              10,838
 (Senior Vice President,               2000        228,025       225,000             --              10,827
 Secretary and General Counsel).....   1999        207,000       190,000         47,500               7,317
Charles J. Schafer
 (Vice President, Business             2001        248,230       250,000         18,000             118,438
 Operations and President of           2000        230,000       175,000             --             118,368
 the Products Group) ...............   1999        212,608        85,000         22,500             215,873

----------
(1) Amounts for the year ended December 31, 2001 include: (a) our matching contributions of $6,800 under our savings plan for Messrs. LaPenta, Strianese, Cambria and Schafer; (b) the value of supplemental life insurance programs in the amounts of $11,125 for Mr. Lanza, $27,506 for Mr. LaPenta, $6,990 for Mr. Strianese, $4,038 for Mr. Cambria and $8,638 for Mr. Schafer; and (c) an employment signing bonus of $103,000 for Mr. Schafer.

OPTION GRANTS IN FISCAL YEAR 2001

     The following table shows the options to purchase common stock granted in fiscal year 2001 to the named executive officers.

                                                  % TOTAL                                     GRANT
                                    OPTIONS       OPTIONS       SHARE       EXPIRATION         DATE
NAME                              GRANTED (#)     GRANTED     PRICE ($)        DATE         VALUE ($)
------------------------------   -------------   ---------   -----------   ------------   -------------
Frank C. Lanza ...............           --      0.00%              --             --              --
Robert V. LaPenta ............           --      0.00%              --             --              --
Michael T. Strianese .........       27,000      2.44%        $  79.39       11/15/11      $  877,410
Christopher C.
 Cambria .....................       27,000      2.44%           79.39       11/15/11         877,410
Charles J. Schafer ...........       18,000      1.63%           79.39       11/15/11         584,940
                                     ------                                                ----------
                                     72,000                                                $2,339,760
                                     ======                                                ==========

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information on options to purchase our common stock that were exercised during fiscal year 2001 by our named executive officers; the total numbers of exercisable and non-exercisable options to purchase our common stock owned by our named executive officers at December 31, 2001, and the aggregate dollar value of such options that were in-the-money at December 31, 2001.


                                                                                                             VALUE OF
                                                                            NUMBER OF                       UNEXERCISED
                                                                      SECURITIES UNDERLYING                IN-THE-MONEY
                                         SHARES                        UNEXERCISED OPTIONS                  OPTIONS AT
                                        ACQUIRED       VALUE          AT FISCAL YEAR-END (#)          FISCAL YEAR-END ($)(1)
                                           ON         REALIZED   -------------------------------- -------------------------------
NAME AND PRINCIPAL POSITION           EXERCISE(#)       ($)       EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE(2)
------------------------------------ ------------- ------------- ------------- ------------------ ------------- -----------------
Frank C. Lanza
 (Chairman and Chief Executive
 Officer) ..........................         --            --       800,000         114,286         $66,824,000     $9,546,310
Robert V. LaPenta
 (President and Chief Financial
 Officer) ..........................         --            --       700,000         114,286          58,471,000      9,546,310
Michael T. Strianese
 (Senior Vice President,
 Finance) ..........................     17,000    $1,192,295        37,666          42,834           2,045,467      1,105,255
Christopher C. Cambria
 (Senior Vice President,
 Secretary and General Counsel).....     25,000     1,552,136        20,066          42,834           1,028,467      1,105,255
Charles J. Schafer
 (Vice President, Business
 Operations and President of the
 Products Group) ...................     17,500       978,450        13,500          25,500             801,750        584,730


----------
(1) In accordance with SEC rules, the values of the in-the-money options were calculated by subtracting the exercise prices of the options from the December 31, 2001 closing stock price of our common stock of $90.00.
(2) These options are unexercisable because they have not yet vested under their terms.

                         REPORT OF THE AUDIT COMMITTEE

     The directors who serve on the audit committee are all "independent" in accordance with the New York Stock Exchange listing standards.

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

     We have discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence.

     Based on the activities referred to above, we recommended to the board of directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2001.

                           INDEPENDENT AUDITOR FEES

     For services rendered in 2001 by PricewaterhouseCoopers LLP, our independent auditors, we incurred the following fees:


     o   AUDIT FEES (for the audit of the 2001 financial statements and quarterly reviews).......................................$1,087,000

     o   FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.        $0

     o ALL OTHER FEES ($1,510,036 for tax services and $1,155,343 for other audit services, including acquisition audits, review of SEC registrations, benefit plan and other statutory audits, and $200,000 applicable to the audit of our 2000 financial statements)....$2,665,379


     As set forth in the Audit Committee Charter, the audit committee has considered and determined that the provision of the services covered under the caption All Other Fees is compatible with maintaining the auditor's independence.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee is responsible for reviewing the design of, and pay levels generated by, our compensation and benefit programs for our executive officers. The committee is also responsible for administering our stock option program.

     The committee is committed to ensuring an executive compensation program that supports our mission -- to maximize stockholder value. Thus, the executive compensation is structured around the following tenets:

     o Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent on our achievement and individual performance goals.

     o Management should be focused on the long-term interests of stockholders. Thus, a significant portion of the compensation opportunity should be long-term, at-risk pay in the form of stock options.

     o We must maintain our ability to attract, retain, and encourage the development of qualified, capable executives. Total compensation opportunities will mirror those offered by comparably sized organizations within the aerospace and defense industries -- for those positions where the labor market is not limited to these industries, we will reference broader general industry information for similarly sized organizations.

     The comparative group used for compensation purposes will generally be broader than the group that comprises the published industry index in the performance graph included in this proxy statement. The compensation committee believes that our competition for executive talent is not limited to the companies included in the published industry index established for comparing stockholder returns.

     The key elements of our executive compensation program are base salary, annual incentives, and long-term compensation. These key elements are addressed separately below.

BASE SALARIES

     The compensation committee will regularly review the base salary for the Chief Executive Officer and the President. We have established internal relationships of other senior executive positions to those of the Chief Executive Officer and the President, and base salaries for these other positions flow from those relationships. Base salaries will be targeted at the median of market levels with adjustments above or below market to recognize varying levels of responsibility, prior experience, breadth of knowledge, as well as external pay practices.

     Increases to base salaries will be driven primarily by individual performance. Individual performance will be evaluated based on sustained levels of individual contribution.

     As reflected in the Summary Compensation Table, Mr. Lanza's base salary was $750,000 in 2001, 2000 and 1999 as provided for in his employment agreement. In determining future increases to Mr. Lanza's base salary, the compensation committee will consider his individual performance as measured by short-term achievements as well as his contributions to long-term organizational success. The compensation committee will also compare Mr. Lanza's base salary to base salaries of chief executive officers among comparable companies.

ANNUAL INCENTIVES

     The annual incentive plan is structured to provide a variable pay opportunity based on performance. Actual bonuses are based on an assessment of the participant's contributions toward organizational success.

     Mr. Lanza received a bonus of $750,000 in 2001.

     On April 30, 1997 at the time Messrs. Lanza and LaPenta entered into their respective employment agreements they were each granted a stock option on 1,142,857 shares of common stock, 50% of which vested over time and 50% of which the vesting date was determined based on our achievement of certain annual or cumulative performance targets. On April 5, 1999, in recognition of their superior performance, the compensation committee amended the option grants to Messrs. Lanza and LaPenta to eliminate the performance targets and to provide that the unvested portion of the performance options vest and become exercisable as of April 30, 2000. In determining to amend the option grants, the compensation committee also took into account the fact that the existing performance targets were no longer applicable as a result of the acquisitions completed by us in 1998 and of our ongoing acquisition activities. See "Employment Agreements."

LONG-TERM INCENTIVES

     Long-term incentives are provided pursuant to the 1997 Plan and the 1999 Plan.

     Stock options will be granted at a price not less than the fair market value of our common stock on the date of grant. The ultimate value of an option grant to the recipient depends on the stockholder value created between the date of grant and the date of exercise. Option award size is based primarily on competitive practice but may also be adjusted to reflect factors such as individual and our company's performance.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the named executive officers to $1 million, unless certain requirements are met. The compensation committee will consider the impact of this provision when making compensation decisions. However, the compensation committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.


     Members of the compensation committee are Robert B. Millard (Chairman), John E. Montague and Alan H. Washkowitz.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return of our common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and a peer group index, for the period from May 19, 1998 to December 31, 2001. These figures assume that all dividends paid over the performance period were reinvested, and that the starting value of each index and the investment in our common stock was $100 on May 19, 1998. The starting point for the measurement of our common stock cumulative total return was our initial public offering price of $22.00 per share. The peer group index is composed of Alliant Techsystems Inc., General Dynamics Corporation and Northrop Grumman Corporation. The graph is not, and is not intended to be, indicative of future performance of our common stock.

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                    CUMULATIVE TOTAL STOCKHOLDER RETURNS FOR
                   PERIOD OF MAY 19, 1998 TO DECEMBER 31, 2001

                            TOTAL SHAREHOLDER RETURNS

                                  [LINE CHART]

                                                                                  QUARTER ENDING
                                                BASE         --------------------------------------------------------
                                               PERIOD          DECEMBER       DECEMBER       DECEMBER      DECEMBER
COMPANY / INDEX                               MAY 1998           1998           1999           2000          2001
---------------------------------------------------------------------------------------------------------------------
L-3 COMMUNICATIONS HOLDINGS INC..............   100             211.65         189.20        350.00         409.09
S&P 500 INDEX................................   100             111.75         135.27        122.95         108.34
PEER GROUP...................................   100              97.21          82.41        125.77         140.57
---------------------------------------------------------------------------------------------------------------------

                 (as prepared by Standard & Poor's Compustat)

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 2001 fiscal year, Messrs. Robert Millard, John Montague and Alan Washkowitz served as members of the compensation committee of the board of directors. None of these individuals has served us or any of our subsidiaries as an officer or employee. Messrs. Millard and Washkowitz are limited partners of Lehman Brothers Capital Partners III, L.P., which, together with Lehman Brothers Holdings, Inc. and certain of their affiliates, owned 15.9 % of our outstanding common stock as of March 12, 2001 and, as of March 15, 2002 owned less than five percent of our outstanding common stock.

     Pursuant to a Stockholders Agreement entered into in connection with our incorporation, Lehman Brothers Capital Partners III, L.P. and its affiliates that directly own our common stock (the "Lehman Partnership"), have the right from time to time subject to certain conditions, to require us to register under the Securities Act shares of our common stock that the Lehman Partnership holds. The Lehman Partnership has the right to request up to four demand registrations and also has piggyback registration rights. We have agreed in the Stockholders Agreement to pay expenses in connection with, among other things,
(i) up to three demand registrations requested by the Lehman Partnership and
(ii) any registration in which the existing stockholders participate through piggyback registration rights granted under such agreement.

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.


                             EMPLOYMENT AGREEMENTS


     We have entered into an employment agreement (the "Employment Agreements") effective on April 30, 1997 with each of Mr. Lanza, our Chairman and Chief Executive Officer, who will receive a base salary of $750,000 per annum and appropriate executive level benefits, and Mr. LaPenta, our President and Chief Financial Officer, who will receive a base salary of $500,000 per annum and appropriate executive level benefits. Effective February 1, 2001, Mr. LaPenta's base salary was increased to $550,000. The Employment Agreements provide for an initial term of five years, which will automatically renew for one-year periods thereafter, unless a party thereto gives notice of its intent to terminate at least 90 days prior to the expiration of the term. We are currently negotiating the terms of a renewal of these contracts.


     Upon a termination without cause or resignation for good reason, we will be obligated, through the end of the term, to (i) continue to pay the base salary and (ii) continue to provide life insurance and medical and hospitalization benefits comparable to those provided to other senior executives; provided, however, that any such coverage shall terminate to the extent that Mr. Lanza or Mr. LaPenta, as the case may be, is offered or obtains comparable benefits coverage from any other employer. The Employment Agreements provide for confidentiality during employment and at all times thereafter. There is also a noncompetition and non-solicitation covenant which is effective during the employment term and for one year thereafter; provided, however, that if the employment terminates following the expiration of the initial term, the noncompetition covenant will only be effective during the period, if any, that we pay the severance described above.

     We have granted each of Messrs. Lanza and LaPenta nonqualified options to purchase, at $6.47 per share, 1,142,857 shares of our common stock. In each case, half of the options were structured as "time options" and half were structured initially as "performance options," collectively referred to herein as the options. The time options became exercisable with respect to 20% of the shares subject to the time options on each of March 2, 1998, April 30, 1999 and April 30, 2000 and will become exercisable with respect to an additional 20% of the shares subject to the time options on each of April 30, 2001 and 2002 if employment continues through and including these dates. The performance options were initially structured to become exercisable nine years after the grant date, but became exercisable earlier if certain targets for our earnings before interest, income taxes, depreciation and amortization were achieved. On April 5, 1999, we amended the performance options to eliminate the performance target acceleration provisions and to provide that the unvested portion of the performance options vest and become exercisable as of April 30, 2000. The option term is ten years through April 30, 2007; except that if (i) the option-holder is fired for cause or resigns without good reason, the options will expire upon termination of employment or (ii) the option-holder is fired without cause, resigns for good reason, dies, becomes disabled or retires, the options will expire one year after termination of employment. Unexercisable options will terminate upon termination of employment, unless acceleration is expressly provided for. Upon a change of control, we may terminate the options, so long as the option-holders are cashed out or permitted to exercise their options prior to this change of control.

     We also have entered into a split-dollar life insurance agreement with Mr. LaPenta. Under the split-dollar agreement, we own and pay the premiums on the life insurance policy, and Mr. LaPenta has the right to designate a beneficiary to receive a fixed portion of the policy death benefit. The balance of the death benefit will be payable to us as a recovery of our investment.

                              PENSION PLAN TABLE

     The following table shows the estimated annual pension benefits payable under the L-3 Communications Corporation Pension Plan and Supplemental Executive Retirement Plan to a covered participant upon retirement at normal retirement age (65), based on the career average compensation (salary and bonus) and years of credited service with us.


      AVERAGE                                YEARS OF CREDITED SERVICE
    COMPENSATION    ----------------------------------------------------------------------------
   AT RETIREMENT         5         10         15         20         25         30         35
------------------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
$ 300,000..........  $19,000    $ 34,244   $ 46,461   $ 60,403   $ 71,670   $ 80,793   $ 88,154
  400,000 .........   25,652      46,235     62,735     81,492     96,621    108,844    118,693
  500,000 .........   32,305      58,225     79,009    102,577    121,568    136,890    149,226
  600,000 .........   38,954      70,212     95,278    123,664    146,519    164,944    179,765
  700,000 .........   45,607      82,203    111,553    144,749    171,467    192,988    210,297
  800,000 .........   52,259      94,193    127,827    165,838    196,418    221,038    240,837
  900,000 .........   58,911     106,182    144,099    186,923    221,365    249,086    271,370
1,000,000 .........   65,564     118,174    160,374    208,011    246,313    277,135    301,907
1,100,000 .........   72,214     130,162    176,646    229,097    271,263    305,183    332,442
1,200,000 .........   78,867     142,153    192,920    250,184    296,212    333,232    362,979
1,300,000 .........   85,519     154,143    209,194    271,270    321,161    361,280    393,513
1,400,000 .........   92,171     166,132    225,466    292,357    346,112    389,331    424,053
1,500,000 .........   98,823     178,123    241,741    313,445    371,062    417,380    454,587



     As of December 31, 2001, the current annual compensation and current years of credited service (including for Messrs. LaPenta and Strianese, years of credited service as an employee of Loral and Lockheed Martin) for each of the following persons were: Mr. Lanza, $1,250,000 and five years; Mr. LaPenta, $945,577 and 30 years; Mr. Strianese, $480,000 and 12 years; Mr. Cambria, $460,000 and five years; and Mr. Schafer, $423,320 and three years.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of March 15, 2002 the Lehman Partnership owned 4.4% of our common stock; and prior to their sale of our common stock pursuant to Rule 144A on September 17, 2001, the Lehman Partnership beneficially owned more than five percent of our common stock.

STOCKHOLDERS AGREEMENT

     In connection with our incorporation we, Lehman Brothers Capital Partners III, L.P. and certain of its affiliates, Messrs. Lanza and LaPenta and Lockheed Martin entered into the Stockholders Agreement, which terminated upon the completion of our initial public offering and upon the sale of our common stock to less than 10% of our outstanding common stock, except for the terms relating to:

     o    registration rights; and

     o    the standstill agreement by Lockheed Martin.

     Pursuant to the Stockholders Agreement, at this time Messrs. Lanza and LaPenta and the Lehman Partnership have the right, subject to certain conditions, to require L-3 Communications Holdings to register their shares of our common stock under the Securities Act of 1933. The Lehman Partnership has four demand rights and each of Messrs. Lanza and LaPenta has one demand registration right. Lockheed Martin sold all of its shares of our common stock in 1999. In addition, the Stockholders Agreement also provides some existing stockholders with piggyback registration rights. The Stockholders Agreement provides, among other things, that we will pay expenses incurred in connection with:

     o up to three demand registrations requested by the Lehman Partnership and the two demand registrations requested by each of Messrs. Lanza and LaPenta; and

     o any registration in which those parties participate through piggyback registration rights granted under the agreement.

     The Lehman Partnership sold 2.0 million of their shares of our common stock through the exercise of their piggyback registration rights in our February 1999 common stock offering.

     Under the Stockholders Agreement, Lockheed Martin is subject to a standstill arrangement that expires on April 30, 2002, which generally prohibits its share ownership percentage in us, if any, from exceeding 34.9%.

TRANSACTIONS WITH AFFILIATES

     One provision of the Stockholders Agreement which expired after the Lehman Partnership no longer owned 10% of our common stock, gave Lehman Brothers Inc. the exclusive right to provide investment banking services to us, other than in connection with cash acquisitions undertaken by us, through April 2002.

     Over the past three years, Lehman Brothers Inc. has entered into various transactions with us and our subsidiaries. As required by the Stockholders Agreement, all fees paid in connection with such transactions and services were mutually agreed upon and, in our opinion, based on similar transactions and practices in the investment banking industry. We believe that all of these transactions were entered into on terms and conditions at least as favorable to us as they would have been had we entered into these transactions with other investment banks.

CAPITAL MARKETS SERVICES

     In May 1998, Lehman Brothers Inc. acted as one of several initial purchasers and placement agents of $180.0 million of 8 1/2% Senior Subordinated Notes due 2008 issued by our subsidiary, L-3 Communications. In May 1998,
Lehman Brothers Inc. acted as lead underwriter of our common stock we sold in our initial public offering. Lehman Brothers Inc. also acted as one of several initial purchasers and placement agents of $200.0 million of 8% Senior Subordinated Notes due 2008 issued by L-3 Communications in December 1998. In February 1999, Lehman Brothers Inc. acted as lead underwriter of the 5.0 million shares we sold in a follow-on public offering. Additionally, as part of that transaction, the Lehman Partnership sold 6.5 million shares of their shares of our common stock in a secondary public offering. In November and December 2000, Lehman Brothers Inc. was the sole initial purchaser of $300.0 million of our 5.25% Convertible Senior Subordinated Notes due 2009. In May 2001, Lehman Brothers Inc. acted as lead underwriter in our sale of 4.575 million shares of our common stock. In addition, the Lehman Partnership sold 2.175 million shares of their shares of our common stock as part of that transaction. In October 2001, Lehman Brothers Inc. acted as one of several initial purchasers of $420.0 million of our 4% Senior Subordinated Convertible Contingent Debt Securities due 2011. In each of these financing transactions, Lehman Brothers Inc. received customary fees, underwriting discounts and commissions.


     In addition, Lehman Brothers Inc. has been engaged as joint book running manager and/or joint book running initial purchaser of a contemplated offering of debt securities to replace our bridge loan facility entered into in March 2002 in connection with the Raytheon Acquisition, as defined below.


MERGERS AND ACQUISITIONS ADVISORY SERVICES


     In January 1999, Lehman Brothers Inc. acted as our advisor in connection with our acquisition of Microdyne Corporation. In April 1999, Lehman Brothers Inc. acted as our advisor in connection with our acquisition of Aydin Corporation. In 2002, Lehman Brothers Inc., acted as our advisor in connection with the acquisition of all of the assets of Aircraft Integration Systems, a division of Raytheon Company (the "Raytheon Acquisition"). For these services, Lehman Brothers Inc. received customary fees.

SENIOR CREDIT FACILITIES


     In May 1998, Lehman Brothers Inc. acted as joint lead arranger and joint book manager and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., acted as documentation agent, syndicate agent and lender in connection with two of L-3 Communications' senior credit facilities. In connection with those transactions both Lehman Brothers Inc. and Lehman Commercial Paper Inc. received customary fees and interest. In connection with L-3 Communications' $300.0 million 364-day revolving senior credit facility entered into in April 2000, Lehman Brothers Inc. acted as joint lead arranger and joint book manager and Lehman Commercial Paper Inc. acted as documentation agent, syndicate agent and lender. L-3 Communications entered into its senior credit facilities after arms-length negotiations and on the same terms with all of the other parties thereunder. During the twelve-month period ended December 31, 2001 Lehman Brothers Inc. and Lehman Commercial Paper Inc. received interest payments and fees under these senior credit facilities totaling approximately $0.8 million.


     In connection with the Raytheon Acquisition, Lehman Brothers Inc. acted as joint book running manager and joint lead arranger and Lehman Commercial Paper Inc. acted as administrative agent with respect to our bridge loan facility entered into in March 2002. In connection with those transactions both Lehman Brothers Inc. and Lehman Commercial Paper Inc. received customary fees and interest.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. All Section 16(a) forms required to be filed were filed on a timely basis, except that Mr. Frank Lanza failed to file one Form 4 on a timely basis, reporting the sale of shares of our common stock in a registered secondary offering.


       PROPOSAL 2. INCREASING THE AUTHORIZED COMMON AND PREFERRED STOCK

     On February 5, 2002, subject to stockholder approval, the Board of Directors authorized an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from one hundred million (100,000,000) shares to three hundred million (300,000,000) shares and the number of authorized shares of our preferred stock ("Preferred Stock"), from twenty-five million (25,000,000) to fifty million (50,000,000) shares. If approved by the stockholders, the first paragraph of Section 4 of our Amended and Restated Certificate of Incorporation would be amended to provide as follows:

          "Fourth: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 350,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and 50,000,000 share of preferred stock, par value $0.01 per share (the "Preferred Stock"). Set forth below with respect to each class of stock of the Corporation is a statement of the voting powers and the designations, preferences, rights, qualifications, limitations and restrictions thereof:"

     We are currently authorized to issue 100,000,000 shares of Common Stock. As of the Record Date, 39,608,831 shares of Common Stock were issued and outstanding, and 15,392,774 shares of Common stock were reserved for the (1) potential conversion of our convertible notes and convertible contingent debt securities into shares of Common Stock, (2) issuance upon exercise of outstanding stock options, (3) options that may be granted in the future under our stock option plan, and (4) the issuance of Common Stock pursuant to our employee stock purchase plan. Accordingly, there are only 44,998,395 shares of Common Stock available for issuance. The Company is currently authorized to issue 25,000,000 shares of Preferred Stock. As of the Record Date, no shares of preferred stock were issued and outstanding.

     The Board of Directors believes that it is advisable and in our best interest and in the best interest of our stockholders to have available authorized but unissued shares of Common Stock and Preferred Stock in an amount adequate to provide for our future financing needs. The additional shares will be available for issuance from time to time in the discretion of the Board of Directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by New York Stock Exchange rules), for any proper corporate purpose including, among other things, stock splits, stock dividends, future acquisitions of property or securities of other corporations, convertible debt financing and equity financings. As previously announced, we intend to finance part of the Raytheon Acquisition with the sale of our Common Stock, which if such sale is successfully completed, will use a portion of our authorized but unissued shares of Common Stock. As we are not contemplating offerings of the Preferred Stock in the proximate future, the terms of such securities have not been determined. The rights and preferences of Preferred Stock, such as dividends or interest rates, conversion prices, voting rights, liquidation preferences, redemption prices, maturity dates and similar matters, will be determined by the Board of Directors, without further authorization of the stockholders. No stockholder has any preemptive rights regarding future issuance of any shares of Common Stock and Preferred Stock.


     We have no present plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock and Preferred Stock for acquisitions or financings. However, the Board of Directors intends to give consideration to a stock split in the near future. Further, the Board of Directors believes that if an increase in the authorized number of shares of Common Stock and Preferred Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company's stockholders at that time could significantly impair the Company's ability to meet financing requirements or other objectives.


     The issuance of additional shares of Common Stock and Preferred Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of us. Although the Board of Directors has no present intention of doing so, our authorized but unissued Common Stock and Preferred Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and less likely. The proposed amendment to the Amended and Restated Certificate of Incorporation is not being recommended in response to any specific effort of which we are aware to obtain control of the Company, nor is the Board of Directors currently proposing to stockholders any anti-takeover measures.

     A majority of the outstanding voting stock is required to amend our Amended and Restated Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AMOUNT OF OUR AUTHORIZED COMMON AND PREFERRED STOCK.

                 PROPOSAL 3. SELECTION OF INDEPENDENT AUDITORS

     The board of directors has selected PricewaterhouseCoopers LLP to act as our independent auditors for the 2002 fiscal year, and a proposal to ratify this selection will be submitted to the Annual Meeting. PricewaterhouseCoopers LLP has acted as our independent auditors since our formation in 1997 and management believes it desirable and in our best interests to continue the employment of that firm. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, the selection of independent auditors will be reconsidered by the board of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. Information in this proxy statement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:


     o The Financial Statements and Other Information section of our Annual Report to stockholders for the year ended December 31, 2001, to be mailed to stockholders with our annual proxy statement.


     You can request a copy of these filings at no cost, by writing or calling us at the following address:

                         L-3 Communications Holdings, Inc.
                         600 Third Avenue
                         New York, New York 10016
                         (212) 697-1111
                         Attention: Corporate Secretary.

     You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to submit a proposal to be presented for consideration in our 2003 proxy statement must submit such proposal to us no later than the close of business on December 26, 2002. Such proposals should be sent by Certified Mail -- Return Receipt Requested to the attention of the Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

     Under the current rules of the SEC, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the common stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

                           GENERAL AND OTHER MATTERS

     At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

     We have provided each Stockholder whose proxy is being solicited hereby, a copy of our Annual Report for the year ended December 31, 2001, including our consolidated financial statements. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

     PLEASE COMPLETE, DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ACCOMPANYING ENVELOPE AND MAILED IN THE UNITED STATES.

                                        By Order of the Board of Directors,

                                        /s/ Christopher C. Cambria

                                        Christopher C. Cambria
                                        Senior Vice President, Secretary and
                                        General Counsel


New York, New York
April 1, 2002

P                                     PROXY
R
O
X                       L-3 COMMUNICATIONS HOLDINGS, INC.
Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE "COMPANY") FOR THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD APRIL 23, 2002, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND PROXY STATEMENT PERTAINING THERETO.

The undersigned shareholder hereby appoints Frank C. Lanza, Robert V. LaPenta, Christopher C. Cambria or Michael T. Strianese, or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Stockholders to be held on April 23, 2002, at 2:30 p.m., eastern daylight time, at the Rihga Royal Hotel, 151 West 54th Street, New York, NY, and at any and all adjournments thereof, upon the matters set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or adjournment thereof:

A STOCKHOLDER DESIRING TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A STOCKHOLDER, TO REPRESENT HIM AT THE MEETING MAY DO SO by inserting such other person's name in the space provided above.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned stockholder. IN THE ABSENCE OF SUCH DIRECTIONS, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE HEREOF, FOR THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE AMOUNT OF AUTHORIZED CAPITAL STOCK AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

PLEASE COMPLETE, DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF RETURNED IN THE ENVELOPE AND MAILED IN THE UNITED STATES.

- - - - - - - - - - - - - -  FOLD AND DETACH HERE  - - - - - - - - - - - - - - -

                                                                            3218
[X] PLEASE MARK YOUR
    CHOICES LIKE THIS IN
    BLUE OR BLACK INK.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS A, B, AND C
--------------------------------------------------------------------------------



                      FOR   WITHHELD     Class I Nominees:

(a) Election of       [ ]     [ ]        01. Frank C. Lanza
    Directors                            02. Robert V. LaPenta
                                         03. John M. Shalikashvili

For, except vote withheld from the following nominee(s):


--------------------------------------------------------

(b) Approval of Increase in Authorized Capital Stock     FOR  AGAINST  ABSTAIN
                                                         [ ]    [ ]      [ ]

(c) Appointment of Pricewaterhouse Coopers LLP           FOR  AGAINST  ABSTAIN
    as Auditors                                          [ ]    [ ]      [ ]

I plan to attend the Annual Meeting of Stockholders                      [ ] YES

NOTE: Please sign exactly as names appears hereon. When signing as attorney, executor, administrator, trustee, authorized officer of a corporation or in any representative capacity, please insert your name and title as such. Joint owners should each sign individually.

----------------------------------------------------


----------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)                 DATE
(If not dated, this proxy is deemed to bear the date when mailed by the Company.)

[L3 COMMUNICATIONS LOGO]

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            - FOLD AND DETACH HERE -


                             RETAIN ADMISSION TICKET

                   TELEPHONE AND INTERNET VOTING INSTRUCTIONS

L-3 Communications Holdings, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You may use the telephone or Internet to vote your shares electronically, 24 hours a day, 7 days a week. To access the telephone or Internet voting system, you must use the control number printed in the box above.

1. To vote over the telephone: Using a touch-tone telephone, call
1-877-PRX-VOTE (1-877-779-8683).

2. To vote over the Internet: Log onto the Internet and go to the web site http://www.eproxyvote.com/lll

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

--------------------------------------------------------------------------------
                                ADMISSION TICKET
--------------------------------------------------------------------------------

Please indicate whether you plan to attend the 2002 Annual Meeting of Stockholders by marking the appropriate box on the Proxy Card, or if you use the telephone system, when prompted. Only the stockholder(s) whose name(s) appears on this ticket, or the proxy of that stockholder, will be admitted. Due to space limitations, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 2:30 p.m.

                     L-3 COMMUNICATIONS HOLDINGS, INC.
                     ANNUAL MEETING OF STOCKHOLDERS
                     THURSDAY, APRIL 23, 2002, 2:30 P.M. EASTERN DAYLIGHT TIME RIHGA ROYAL HOTEL
                     151 WEST 54TH STREET
                     NEW YORK, NY

Financial Statements and Other Information sections of the Annual Report of L-3 Communications Holdings, Inc. for the year ended December 31, 2001, to be mailed to stockholders

FINANCIAL STATEMENTS AND OTHER INFORMATION

Selected Financial Data                                 42

Management's Discussion and Analysis
of Results of Operations and Financial Condition        43

Consolidated Balance Sheets                             59

Consolidated Statements of Operations                   60

Consolidated Statements of Shareholders' Equity         61

Consolidated Statements of Cash Flows                   62

Notes to Consolidated Financial Statements              63

Report of Independent Auditors                          83

Report of Management                                    83

Corporate and Shareholder Information                   84


BOARD OF DIRECTORS:

1       Frank C. Lanza
        Chairman and Chief Executive Officer

2       Robert V. LaPenta
        President and Chief Financial Officer

3       Alan H. Washkowitz

4       Arthur L. Simon

5       Robert B. Millard

6       General (Ret.) John M. Shalikashvili

7       John E. Montague

8       Thomas A. Corcoran

SELECTED FINANCIAL DATA

We derived the selected financial data presented below as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 from our audited consolidated financial statements included elsewhere herein. We derived the selected financial data presented below as of December 31, 1999, 1998 and 1997 and for the nine months ended December 31, 1997 from our audited consolidated financial statements not included herein. We derived the selected financial data presented below for the three months ended March 31, 1997 from the audited combined financial statements of our predecessor company not included herein. You should read the selected financial data together with our "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our audited consolidated financial statements.

                                                                                                                       PREDECESSOR
                                                                               L-3                                       COMPANY
--------------------------------------------------------------------------------------------------------------------- ------------
                                                                                                                          THREE
                                                                   YEAR ENDED                           NINE MONTHS      MONTHS
                                                                  DECEMBER 31,                             ENDED          ENDED
                                             -------------------------------------------------------   DECEMBER 31,     MARCH 31,
(in millions, except per share data)            2001(1)       2000(1)       1999(1)       1998(1)         1997(2)         1997
---------------------------------------------------------- ------------- ------------- ------------- ---------------- ------------
STATEMENT OF OPERATIONS DATA:
Sales ......................................  $ 2,347.4     $ 1,910.1     $ 1,405.5     $ 1,037.0       $ 546.5         $  158.9
Operating income ...........................      275.3         222.7         150.5         100.3          51.5  (3)         7.9
Interest expense, net of interest and
 other income ..............................       84.5          88.6          55.1          46.9          28.5              8.4
Provision (benefit) for income taxes .......       70.8          51.4          36.7          20.9          10.7             (0.2)
Minority interest ..........................        4.5             --            --            --            --              --
Net income (loss) ..........................      115.5          82.7          58.7          32.6          12.3  (3)        (0.3)
Earnings per common share:                                                                                    --
 Basic .....................................  $     3.08    $     2.48    $     1.83    $     1.32     $    0.62(3)
 Diluted ...................................  $     2.95    $     2.37    $     1.75    $     1.26     $    0.61(3)
Weighted average common shares
 outstanding:
 Basic .....................................       37.4          33.4          32.1          24.7          20.0
 Diluted ...................................       42.7          35.0          33.5          25.9          20.0
BALANCE SHEET DATA
 (AT PERIOD END):
Working capital ............................  $   714.3     $   360.9     $   255.5     $   157.8      $  143.2
Total assets ...............................    3,335.4       2,463.5       1,628.7       1,285.4         697.0
Long-term debt .............................    1,315.3       1,095.0         605.0         605.0         392.0
Shareholders' equity .......................    1,213.9         692.6         583.2         300.0         113.7

----------
(1) The results of operations are impacted significantly by our acquisitions described elsewhere herein.

(2) Reflects the acquisition of our predecessor company and the commencement of our operations effective April 1, 1997.

(3) Includes a nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) related to our initial capitalization, which we recorded effective April 1, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION


OVERVIEW

We are a leading merchant supplier of sophisticated secure communication systems and specialized products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our customers include the U.S. Department of Defense ("DoD"), certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other government agencies. We have two reportable segments: Secure Communication Systems and Specialized Products.

     Our Secure Communication Systems segment provides secure, high data rate communication systems for military and other U.S. Government reconnaissance and surveillance applications. The Secure Communication Systems segment also produces advanced simulation and training products, and provides a wide range of engineering development and integration support to the DoD and other U.S. federal, state and local government agencies, communication software support services and a full range of teaching, training, logistic and training device support services to domestic and international military customers, and custom ballistic targets for the DoD. Our Specialized Products segment includes three product categories: avionics and ocean products, telemetry, instrumentation and space products and microwave components.

     All of our domestic government contracts and subcontracts are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multiyear U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the relevant foreign government.

ACQUISITIONS AND DIVESTITURES

The table below summarizes the material acquisitions that we have completed during the three years ended December 31, 2001.

                                                                              PURCHASE
ACQUIRED COMPANY                                       DATE ACQUIRED          PRICE (1)
-------------------------------------------------   -------------------   ------------------
 Microdyne Corporation                                January 8, 1999       $  91.1
 Aydin Corporation                                     April 16, 1999       $  70.5
 Interstate Electronics Corporation                     June 30, 1999       $  40.0
 Space and Navigation Systems                       December 31, 1999       $  55.2
 TDTS business of Raytheon Company ("TDTS")         February 10, 2000       $ 158.1 (2)
 Trex Communications Corporation                    February 14, 2000       $  49.3
 Traffic Alert and Collision Avoidance Systems
  ("TCAS")                                             April 28, 2000       $ 239.2
 MPRI, Inc. ("MPRI")                                    June 30, 2000       $  39.6 (3)
 Coleman Research Corporation ("Coleman")           December 29, 2000       $  60.0 (4)
 KDI Precision Products                                   May 4, 2001       $  78.9
 EER Systems ("EER")                                     May 31, 2001       $ 119.4 (5)
 Spar Aerospace Limited ("Spar")                    November 23, 2001       $ 146.8 (6)
 Emergent Government Services Group                 November 30, 2001       $  39.8 (7)(8)
 BT Fuze Products                                   December 19, 2001       $  49.5 (7)
 SY Technology ("SY")                               December 31, 2001       $  48.0 (7)(9)

 ----------
 (1) Purchase price represents the contractual consideration for the acquired business excluding adjustments for net cash acquired and acquisition costs.

 (2) Following the acquisition we changed TDTS's name to L-3 Communications Link Simulation and Training.

 (3) Includes $4.0 million of additional purchase price that was based on the financial performance of MPRI for the year ended June 30, 2001.

 (4) Excludes additional purchase price, not to exceed $5.0 million, which is contingent upon the financial performance of Coleman for the year ended December 31, 2001.

 (5) Excludes additional purchase price, not to exceed $10.0 million, which is contingent upon the financial performance of EER for the year ended December 31, 2001 and the year ending December 31, 2002.

 (6) Includes $43.6 million for the remaining 29.7% of the outstanding common stock of Spar at December 31, 2001 that we acquired and paid for in January 2002.

 (7) Purchase price is subject to adjustment based on actual closing date net assets or net working capital of the acquired business.

 (8) Following the acquisition we changed Emergent Government Services Group's name to L-3 Communications Analytics.

 (9) Excludes additional purchase price, not to exceed $4.8 million, which is contingent upon the financial performance of SY for the year ended December 31, 2001 and the years ending December 31, 2002 and 2003.

     On January 14, 2002, we agreed to acquire Aircraft Integration Systems ("AIS"), a division of Raytheon Company, for $1.13 billion in cash. The acquisition was completed on March 8, 2002, and was financed using cash on hand, borrowings under our senior credit facilities and a $500.0 million senior subordinated bridge loan. We expect to offer and sell approximately $1.0 billion of debt and equity securities during the first half of 2002, depending on capital market conditions, and use the proceeds from those offerings to repay the $500.0 million senior subordinated bridge loan and the borrowings made under the senior credit facilities.

     On January 2, 2002, we agreed to acquire the detection systems business of PerkinElmer for $100.0 million in cash. The acquisition is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. We expect to complete this acquisition during the second quarter of 2002.

     Additionally, we purchased other businesses during 1999, 2000 and 2001, which individually and in the aggregate were not material to our consolidated results of operations, financial position or cash flows in the year acquired.

     All of our acquisitions have been accounted for as purchase business combinations and are included in our consolidated results of operations from their respective effective dates.

     On May 31, 2001, we sold a 30% interest in Aviation Communications and Surveillance Systems LLC ("ACSS") which comprises our TCAS business to Thales Avionics, a wholly owned subsidiary of Thales (formerly Thomson-CSF), for $75.2 million of cash. We continue to consolidate the financial statements of ACSS.

     We regularly evaluate potential acquisitions and joint venture transactions, but we have not entered into any other agreements with respect to any material transactions at this time.


CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are described in Note 2 to the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and costs and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and estimated costs to complete contracts in process, estimates of market values for inventories reported at lower of cost or market, estimates of pension and postretirement benefit obligations, recoverability of recorded amounts of fixed assets and goodwill, income taxes, including the valuations of deferred tax assets, litigation and environmental obligations. Actual results could differ from these estimates. We believe the following critical accounting policies contain the more significant judgements and estimates used in the preparation of our financial statements.

     Revenue Recognition on Contracts and Contract Estimates. The substantial majority of our direct and indirect sales to the U.S. Government and certain of our sales to foreign governments and commercial customers are made pursuant to written contractual arrangements or "contracts" to design, develop, manufacture and or modify complex products, and to the specifications of the buyers (customers) or to provide services related to the performance of such contracts. These contracts are within the scope of the American Institute of Certified Public Accountants Statement of Position 81-1 Accounting for Performance of Construction-Type and Certain Production-Type Contracts ("SOP 81-1"), and sales and profits on them are recognized using percentage-of-completion methods of accounting. Sales and profits on fixed-price production contracts whose units are produced and delivered in a continuous or sequential process are recorded as units are delivered based on their selling prices (the "units-of-delivery" method). Sales and profits on other fixed-price contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (the "cost-to-cost method"). Sales and fees on cost-reimbursable contracts are recognized as costs are incurred. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and their realization is reasonably assured. Under the percentage-of-completion methods of accounting, a single estimated total profit margin is used to recognize profit for each contract over its entire period of performance which can exceed one year. The impact of revisions in profit estimates are recognized on a cumulative catch-up basis in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident. The revisions in contract estimates, if significant, can materially affect our results of operations and cash flows, as well as our valuations of Contracts in Process.

     Accounting for the profit on a contract requires estimates of (1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's scope of work and (3) the measurement of progress towards completion. The estimated profit or loss on a contract is equal to the difference between the contract value and the estimated total cost at completion. Adjustments to original estimates are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur.

     Valuation of Deferred Tax Assets and Liabilities. At December 31, 2001, we had net deferred tax assets of $160.8 million, including $32.5 million for net operating loss carryforwards and $31.9 million for tax credit carryforwards which are subject to various limitations and will expire if unused within their respective carryforward periods. Deferred taxes are determined separately for each of our tax-paying entities in each tax jurisdiction. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback and carryforward periods available under the tax law. Based on our estimates of the amounts and timing of future taxable income, we believe that we will realize our recorded deferred tax assets. A change in the ability of our operations to continue to generate future taxable income could affect our ability to realize the future tax deductions underlying our net deferred tax assets, and require us to provide a valuation allowance against our net deferred tax assets. Such changes, if significant, could have a material impact in our effective tax rate, results of operations and financial position in any given period.

RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements. Our results of operations for the periods presented are impacted significantly by our acquisitions. (See Note 3 to the consolidated financial statements for a discussion of our acquisitions.) The tables below provide our selected income statement data for the years ended December 31, 2001, 2000 and 1999.

SEGMENT OPERATING DATA

                                                              YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------
(in millions)                                             2001           2000           1999
-----------------------------------------------------------------------------------------------
Sales(1):
 Secure Communication Systems ....................    $  1,241.6      $   847.1      $   542.9
 Specialized Products ............................       1,105.8        1,063.0          862.6
                                                      ----------      ---------      ---------
    Total ........................................    $  2,347.4      $ 1,910.1      $ 1,405.5
                                                      ==========      =========      =========
Operating income:
 Secure Communication Systems ....................    $    146.2      $    91.3      $    47.0
 Specialized Products ............................         129.1          131.4          103.5
                                                      ----------      ---------      ---------
    Operating income .............................    $    275.3      $   222.7      $   150.5
                                                      ==========      =========      =========
Depreciation and amortization expenses included in
 operating income:
 Secure Communication Systems ....................    $     33.7      $    26.4      $    18.4
 Specialized Products ............................          53.3           47.9           35.3
                                                      ----------      ---------      ---------
    Total ........................................    $     87.0      $    74.3      $    53.7
                                                      ==========      =========      =========
EBITDA(2)
 Secure Communication Systems ....................    $    179.9      $   117.7      $    65.4
 Specialized Products ............................         182.4          179.3          138.8
                                                      ----------      ---------      ---------
    Total ........................................    $    362.3      $   297.0      $   204.2
                                                      ==========      =========      =========

----------
(1) Sales are after intersegment eliminations. See Note 16 to the consolidated financial statements.

(2) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of debt issuance costs). EBITDA is not a substitute for operating income, net income or cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States as a measure of profitability or liquidity. EBITDA is presented as additional information because we believe it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. EBITDA as we defined it may differ from similarly named measures used by other entities.


YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

Sales increased $437.3 million to $2,347.4 million in 2001 compared with 2000. Sales grew $394.5 million in the Secure Communication Systems segment and $42.8 million in the Specialized Products segment. Operating income increased $52.6 million to $275.3 million in 2001 compared with 2000. Operating income as a percentage of sales ("operating margin") remained unchanged at 11.7%. Depreciation and amortization expenses increased $12.7 million to $87.0 million in 2001, reflecting increased goodwill amortization associated with our acquisitions and additional depreciation related to our capital expenditures and acquired businesses. Our EBITDA for 2001 increased $65.3 million to $362.3 million. EBITDA as a percentage of sales ("EBITDA margin") was 15.4% in 2001 compared with 15.5% in 2000. Basic earnings per share ("EPS") grew 24.2% to $3.08 in 2001 and diluted EPS grew 24.5% to $2.95 in 2001. Diluted weighted-average common shares outstanding increased 22.2% in 2001, primarily because of the sale of our common stock in April 2001, and the dilutive effect of our Convertible Notes we sold in the fourth quarter of 2000 (see Liquidity and Capital Resources section below).

     Sales within our Secure Communication Systems segment increased $394.5 million or 46.6% to $1,241.6 million in 2001 compared with 2000. Operating income increased $54.9 million to $146.2 million in 2001. Operating margin improved to 11.8% from 10.8%. The increase in sales was principally attributed to the Coleman Research, MPRI and EER acquired businesses and internal growth in our secure secure data links, secure telephone equipment, airport security systems, Prime Wave fixed wireless access products and training, teaching and logistic services. The increase in operating margin was principally attributable to benefits from increased volumes, cost reductions and improved operating efficiencies on sales of secure telephone equipment and airport security systems. Additionally, the operating margins for our training and simulation businesses continued to improve because of reductions in overhead costs, as well as other contract costs related to favorable performance on the AVCATT contract, arising from engineering design changes, material sourcing changes and unit price reductions on several parts in the contract bill of materials that occurred during 2001. These operating margin improvements were substantially offset by negative margins and increased expenditures associated with our Prime Wave business. EBITDA increased $62.2 million to $179.9 million in 2001 and EBITDA margin improved to 14.5% from 13.9% in 2000.

     Sales within our Specialized Products segment increased $42.8 million or 4.0% to $1,105.8 million in 2001 compared with 2000. Operating income decreased $2.3 million in 2001 to $129.1 million. Operating margin decreased to 11.7% from 12.4%. The increase in sales was principally attributable to internal growth in aviation products, microwave components and acoustic undersea warfare products and to the KDI acquired business. These increases in sales were partially offset by decreases in sales of telemetry and space products, naval power equipment and displays. We expect sales of our telemetry and space products for 2002 to remain essentially unchanged as compared to 2001, due to continued softness in the space and broadband commercial communications market. The decline in operating margin was principally attributable to increased costs related to unfavorable performance on certain contracts and lower production and shipment levels for naval power equipment and lower operating margins on telemetry and space products arising from reduced sales volumes. We had higher operating margins on aviation products and microwave components related to increased sales volumes. EBITDA increased $3.1 million to $182.4 million in 2001 and EBITDA margin decreased to 16.5% from 16.9% in 2000.

     Interest expense decreased $6.6 million to $86.4 million in 2001 because of lower interest rates, changes in the components and levels of our debt, and savings of $4.1 million from the interest rate swap agreements we entered into in July 2001 and November 2001. The interest rate swap agreements exchange the fixed interest rate of 8% on our $200.0 million Senior Subordinated Notes due 2008 and the fixed interest rate of 8 1/2% on our $180.0 million Senior Subordinated Notes due 2008 to variable interest rates determined using the six month LIBOR rate (see Liquidity and Capital Resources section below).

     Interest and other income decreased $2.6 million to $1.8 million. Interest and other income for 2001 includes a net pre-tax gain of $0.6 million ($0.01 per diluted share), consisting of an after-tax gain of $4.3 million from the sale of a 30% interest in ACSS to Thales Avionics and an after-tax charge of $3.9 million on the write-down in the carrying amount of an investment in common stock. Also included in interest and other income for 2001 is a pre-tax charge of $0.5 million to account for the increase, in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, in the fair value assigned to the embedded derivatives in our $420.0 million 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 ("CODES"), we sold in the fourth quarter of 2001 (see Liquidity and Capital Resources section below), and a pre-tax loss of $0.8 million from an equity method investment. Interest and other income for 2000 includes a net pre-tax gain of $2.5 million ($0.04 per diluted share), consisting of an after-tax gain of $9.2 million from the sale of our interests in certain businesses and an after-tax charge of $7.6 million on the write-down in the carrying value of certain investments and intangible assets. Excluding these net gains from both 2001 and 2000, diluted EPS increased 26.2% to $2.94 in 2001 from $2.33 in 2000.

     The income tax provision for 2001 is based on an effective income tax rate for 2001 of 38.0% which declined slightly from the effective tax rate of 38.3% for 2000.


 YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

Sales increased $504.6 million to $1,910.1 million in 2000 compared with 1999. Sales grew $304.2 million in the Secure Communication Systems segment and $200.4 million in the Specialized Products segment. Operating income increased $72.2 million to $222.7 million in 2000. Operating margin improved to 11.7% from 10.7%. Depreciation and amortization expenses increased $20.6 million to $74.3 million in 2000, reflecting increased goodwill amortization associated with our acquisitions and additional depreciation related to our capital expenditures and acquired businesses. Our EBITDA for 2000 increased $92.8 million to $297.0 million. EBITDA margin increased to 15.5% in 2000 from 14.5% in 1999. EPS grew 35.5% to $2.48 in 2000 and diluted EPS grew 35.4% to $2.37 in 2000. Basic weighted-average common shares outstanding increased 3.9% in 2000, and diluted weighted-average common shares outstanding increased 4.3% in 2000, primarily because of common stock issued for exercises of employee stock options.

     Sales within our Secure Communication Systems segment increased $304.2 million to $847.1 million in 2000 compared with 1999. Operating income increased $44.3 million to $91.3 million in 2000. Operating margin improved to 10.8% from 8.7%. We attribute the increase in sales principally to the acquisitions of Link Training and Simulation and MPRI and increased sales of secure telephone equipment, wideband secure data link programs, communication software support services and airport security systems. The increase in operating margin was principally attributable to improved margins on military communication systems and high data rate communication systems. These margin improvements arose from cost reductions and improved operating efficiencies. Additionally, during 2000 a larger percentage of our sales were generated from fixed-price contracts which generally have higher margins than sales generated from cost-reimbursable contracts. EBITDA increased $52.3 million to $117.7 million in 2000 and EBITDA margin improved to 13.9% from 12.0% in 1999.

     Sales within our Specialized Products segment increased $200.4 million to $1,063.0 million in 2000 compared with 1999. Operating income increased $27.9 million to $131.4 million in 2000. Operating margin improved to 12.4% from 12.0%. We attribute this increase in sales principally to the acquisitions of TCAS and Space and Navigation Systems and volume increases on acoustic undersea warfare products, aviation recorders, and display products. These increases in sales were partially offset by decreased shipments of naval power equipment in 2000 compared with 1999 principally due to the slippage of certain sales into 2001 which were previously anticipated to occur in 2000. Sales of our telemetry products were essentially unchanged in 2000 compared with 1999 due to continued softness in the space and broadband commercial communications markets. We attribute our increase in operating margin principally to improved margins on avionics and ocean products. These margin improvements arose from sales volume increases, cost reductions and the higher margins from the TCAS business. Lower margins on our naval power equipment due to less shipments and on our telemetry products and microwave components due to changes in product sales mix partially offset these operating margin improvements. EBITDA increased $40.5 million to $179.3 million in 2000 and EBITDA margin improved to 16.9% from 16.1% in 1999.

     Interest expense increased $32.4 million to $93.0 million in 2000 principally because of the higher average outstanding debt during 2000. Interest and other income decreased $1.1 million to $4.4 million. Interest and other income for 2000 includes a net pre-tax gain of $2.5 million ($0.04 per diluted share), consisting of an after-tax gain of $9.2 million from the sale of our interests in certain businesses and an after-tax charge of $7.6 million on the write-down in the carrying value of certain investments and intangible assets. Excluding the net gain, diluted EPS was $2.33, an increase of 33.1% in 2000 compared with 1999.

     The income tax provision for 2000 is based on an effective income tax rate for 2000 of 38.3% which declined slightly from the effective tax rate of 38.5% for 1999.

LIQUIDITY AND CAPITAL RESOURCES

BALANCE SHEET

During 2001, contracts in process increased $101.7 million to $801.8 million at December 31, 2001. The increase included $61.0 million related to acquired businesses and $40.7 million principally from:

    o increases of $56.2 million in unbilled contract receivables principally arising from an increase in programs in production phases, during which unbilled costs and profits generally exceed progress payments and advances received from the customers until contract shipments are completed;

    o increases of $31.9 million in inventories, including inventories of our Prime Wave business, naval power equipment products and on certain other programs and products; and

    o decreases of $47.4 million in billed receivables due to improved collections on certain programs, partially offset by increases at our Prime Wave business.

     Included in contracts in process at December 31, 2001, are billed receivables of $15.8 million and inventories of $30.2 million related to our Prime Wave business. At December 31, 2000, we had $6.4 million of billed receivables and $17.4 million of inventories related to our Prime Wave business.

     The increases in property, plant and equipment, intangibles, and accrued employment costs during 2001 were principally related to acquired businesses. The decreases in accounts payable and accrued expenses were principally related to the timing of payments to vendors partially offset by balances of acquired businesses. The increase in other current liabilities is primarily attributable to balances of acquired businesses and an accrual of $43.6 million related to the remaining outstanding common stock of Spar at December 31, 2001, that we acquired and paid for in January 2002, and was partially offset by a decline in estimated contract costs in excess of billings to complete contracts in process. The decrease in other liabilities is in part related to the issuance of common stock in April 2001 to satisfy our $17.7 million obligation for the additional purchase price for the ILEX acquisition completed in 1998. The decrease is also related to a reclassification of the current portion of estimated costs in excess of billings to complete contracts in process to other current liabilities.

     The decrease in accrued interest was due to the effect of lower interest rates, as well as interest savings of $4.1 million from the interest rate swap agreements we entered into in July 2001 and November 2001, partially offset by an increase in accrued interest due to higher outstanding debt balances at December 31, 2001, attributable to our sale of the CODES in the fourth quarter of 2001. The quarterly cash interest payments on our Senior Subordinated Notes and Convertible Notes in 2001 were $8.0 million in the first quarter and third quarter, $27.6 million in the second quarter and $27.2 million in the fourth quarter. Our cash interest payments may be adjusted in future years due to the interest rate swap agreements we entered into on our $200.0 million 8% Senior Subordinated Notes due 2008 and our $180.0 million 8 1/2% Senior Subordinated Notes due 2008 and changes in the amount of our outstanding debt.

STATEMENT OF CASH FLOWS

The table below provides our cash flow statement data for the years presented.

                                                          YEAR ENDED DECEMBER 31,
(in millions)                                         2001          2000          1999
-------------------------------------------------------------   -----------   ------------
Net cash from operating activities ............    $  173.0      $  113.8       $   99.0
Net cash (used in) investing activities .......    $ (424.9)     $ (608.2)      $ (284.8)
Net cash from financing activities ............    $  580.3      $  484.3       $  202.4

OPERATING ACTIVITIES

During 2001, we generated $173.0 million of cash from our operating activities, an increase of $59.2 million from the $113.8 million generated during 2000. Earnings adjusted for non-cash items and deferred income taxes increased $83.2 million to $283.5 million in 2001 from $200.3 million in 2000. During 2001, our working capital and operating assets and liabilities increased $110.5 million compared with an increase of $86.5 million in 2000.

     In 2001, we used cash for increases in inventories, receivables and negative operating margins related to our Prime Wave business and naval power equipment products, as well as for incurred contract costs in excess of billings for the continued effort on the AVCATT contract. These uses of cash were partially offset by a settlement of certain items related to a services agreement and lower income tax payments related to an increase in tax deductions for temporary differences between the tax basis and financial reporting amounts for inventoried costs, income recognition on contracts in process, and long-lived assets including goodwill and other intangibles. We expect the amount of our deferred income tax provision for 2002, excluding any additional income tax benefits arising from the acquisition of AIS, to be consistent with that for 2001.

     During 2000, we generated $113.8 million of cash from our operating activities, an increase of $14.8 million from the $99.0 million generated during 1999. Earnings adjusted for non-cash items and deferred taxes increased $48.5 million to $200.3 million in 2000 from $151.8 million in 1999. During 2000, our working capital and operating assets and liabilities increased $86.5 million compared with an increase of $52.8 million in 1999. Our cash flows from operating activities during 2000 include uses of cash relating to performance on certain contracts in process including the AVCATT contract that were assumed in the TDTS acquisition for which the estimated costs exceed the estimated billings to complete these contracts.

 INVESTING ACTIVITIES

In 2001, we invested $446.9 million to acquire businesses, compared with $599.6 million in 2000 and $272.2 million in 1999.

     We make capital expenditures for the improvement of manufacturing facilities and equipment. We expect that our capital expenditures for the year ending December 31, 2002 will be between $75 million and $80 million, including Aircraft Integration Systems, compared with $48.1 million for the year ended December 31, 2001. The anticipated increase is principally due to capital expenditures for our acquired businesses. Dispositions of property, plant and equipment for 2000 includes net proceeds of $13.3 million related to a facility located in Hauppauge, NY which we sold and leased back in December 2000.

     On May 31, 2001, we sold a 30% interest in ACSS to Thales Avionics for $75.2 million in cash. In 2000, we sold our interests in two businesses for net cash proceeds of $19.6 million, which are included in other investing activities.

     On January 14, 2002, we agreed to acquire AIS for $1.13 billion in cash plus acquisition costs. The acquisition was completed on March 8, 2002. The acquisition was financed using cash on hand, borrowings under our senior credit facilities and a $500.0 million senior subordinated bridge loan. We expect to offer and sell approximately $1.0 billion of debt and equity securities during the first half of 2002, depending on capital market conditions, and use the proceeds from those offerings to repay the $500.0 million senior subordinated bridge loan and the borrowings made under the senior credit facilities.

 FINANCING ACTIVITIES

DEBT. In May 2001, we restructured our senior credit facilities. At December 31, 2001, the senior credit facilities were comprised of a $400.0 million five year revolving credit facility maturing on May 15, 2006 and a $200.0 million 364-day revolving facility maturing on May 15, 2002 under which at the maturity date we may, (1) at our request and subject to approval of the lenders, extend the maturity date, in whole or in part, for an additional 364-day period, or (2) at our election, convert the outstanding principal amount thereunder into a term loan which would be repayable in a single payment two years from the conversion date. Additionally, the senior credit facilities provided us the ability to increase, on an uncommitted basis, the amount of either the five year revolving credit facility or the 364-day revolving credit facility up to an additional $150.0 million in the aggregate.

     At December 31, 2001, available borrowings under our senior credit facilities were $497.6 million, after reductions for outstanding letters of credit of $102.4 million. There were no outstanding borrowings under our senior credit facilities at December 31, 2001.

     On February 26, 2002, the lenders approved a $150.0 million increase in the amount of our senior credit facilities. The five year revolving credit facility increased by $100.0 million to $500.0 million. The 364-day revolving credit facility increased by $50.0 million to $250.0 million. Additionally, the maturity date of the $200.0 million 364-day revolving credit facility was extended to February 26, 2003.

     On March 8, 2002, we borrowed $500.0 million under a senior subordinated bridge loan facility ("Bridge Loan Facility") to finance a portion of the purchase price of AIS and related expenses as discussed above. The Bridge

Loan Facility is subordinated in right of payment to all of L-3 Communications' existing and future senior debt and ranks pari passu with our other senior subordinated indebtedness and related guarantees discussed below. Borrowings under the Bridge Loan Facility bear interest through March 8, 2003, at our option, at either the one-month or three-month LIBOR rate plus a spread equal to 350 basis points. The Bridge Loan Facility matures on May 15, 2009, but if the loans under the facility are not repaid by March 8, 2003, each lender's loan will be automatically converted into an exchange note with terms substantially similar to those of our other senior subordinated indebtedness discussed below, and will bear interest at a fixed rate equal to the yield to maturity on our highest yielding existing subordinated indebtedness at the time of exchange plus 100 basis points. Subject to the exceptions set forth in the Bridge Loan Facility, we are required to prepay the Bridge Loan Facility with the net cash proceeds from:

    o any debt offerings by L-3 Holdings or its subsidiaries, including L-3 Communications;

    o  issuance of any equity interests in L-3 Holdings or L-3 Communications;

    o incurrence of any other indebtedness of L-3 Holdings or any of its subsidiaries, including L-3 Communications (other than under the senior credit facilities and certain permitted indebtedness); and

    o  any sale of assets or stock of any subsidiaries of L-3 Communications.

     In the fourth quarter of 2001, L-3 Holdings sold $420.0 million of 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 ("CODES"). The net proceeds from this offering amounted to approximately $407.5 million after underwriting discounts and commissions and other offering expenses. Interest is payable semi-annually on March 15 and September 15 of each year commencing March 15, 2002. The CODES are convertible into L-3 Holdings' common stock at a conversion price of $107.625 per share (3,902,439 shares) under any of the following circumstances: (1) during any Conversion Period (defined below) if the closing sales price of the common stock of L-3 Holdings is more than 120% of the conversion price ($129.15) for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of the respective Conversion Period, (2) during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices for the CODES was less than 105% of the conversion value, (3) if the credit ratings assigned to the CODES by either Moody's or Standard & Poor's are below certain specified ratings, (4) if they have been called for redemption by us, or (5) upon the occurrence of certain specified corporate transactions. A Conversion Period is the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day of the immediately following fiscal quarter. There are four Conversion Periods in each fiscal year. Additionally, holders of the CODES have a right to receive contingent interest payments, not to exceed a per annum rate of 0.5% of the outstanding principal amount of the CODES, which will be paid on the CODES during any six-month period following a six-month period in which the average trading price of the CODES is above 120% of the principal amount of the CODES. The contingent interest payment provision as well as the ability of the holders of the CODES to exercise the conversion features as a result of changes in the credit ratings assigned to the CODES have been accounted for as embedded derivatives.

     In the fourth quarter of 2000, L-3 Holdings sold $300.0 million of 5 1/4% Convertible Senior Subordinated Notes due 2009 (the "Convertible Notes"). The net proceeds from this offering amounted to $290.5 million after underwriting discounts and commissions and other offering expenses, and were used to repay revolver borrowings outstanding under our senior credit facilities. The Convertible Notes may be converted at any time into L-3 Holdings common stock at a conversion price of $81.50 per share (3,680,982 shares).

     In April 1997, May 1998 and December 1998, L-3 Communications sold $225.0 million of 10 3/8% Senior Subordinated Notes due 2007, $180.0 million of 8 1/2% Senior Subordinated Notes due 2008, and $200.0 million of 8% Senior Subordinated Notes due 2008 (collectively, the "Senior Subordinated Notes"), whose aggregate net proceeds amounted to $576.0 million after underwriting discounts and commissions and other offering expenses.

     In November 2001, we entered into interest rate swap agreements on our $180.0 million of 8 1/2% Senior Subordinated Notes due 2008. These swap agreements exchange our fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, we will pay or receive the difference between the fixed interest rate of 8 1/2% on the senior subordinated notes and a variable interest rate, set in arrears, determined two business days prior to the interest payment date of the related senior subordinated notes equal to (1) the six month LIBOR rate plus (2) an average of 350.8 basis points. In July 2001, we entered into interest rate swap agreements on our $200.0 million of 8% Senior Subordinated Notes due 2008. These swap agreements exchange our fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, we will pay or receive the difference between the fixed interest rate of 8% on the senior subordinated notes and a variable interest rate, set in arrears, determined two business days prior to the interest payment date of the related senior subordinated notes equal to (1) the six month LIBOR rate plus (2) an average of 192 basis points. The difference to be paid or received on these swap agreements is recorded as an adjustment to interest expense. The swap agreements are accounted for as fair value hedges.

     The senior credit facilities, Bridge Loan Facility, Senior Subordinated Notes, Convertible Notes and CODES agreements contain financial covenants and other restrictive covenants which remain in effect so long as we owe any amount or any commitment to lend exists thereunder. As of December 31, 2001, we were in compliance with those covenants at all times. The borrowings under the senior credit facilities are guaranteed by L-3 Holdings and by substantially all of the domestic subsidiaries of L-3 Communications on a senior basis. The payments of principal and premium, if any, and interest on the Senior Subordinated Notes and Bridge Loan Facility are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by all of L-3 Communications' restricted subsidiaries other than its foreign subsidiaries. The guarantees of the Senior Subordinated Notes and Bridge Loan Facility are junior to the guarantees of the senior credit facilities and rank pari passu with each other and the guarantees of the Convertible Notes and the CODES. The Convertible Notes and CODES are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by L-3 Communications and substantially all of its direct and indirect domestic subsidiaries. These guarantees rank junior to the guarantees of the senior credit facilities and rank pari passu with each other and the guarantees of the Senior Subordinated Notes and Bridge Loan Facility. See Note 7 to our consolidated financial statements for a description of our debt and related financial covenants at December 31, 2001.

The tables below present our contractual obligations and contingent commitments as of December 31, 2001.

CONTRACTUAL OBLIGATIONS:
                                                                           YEARS ENDING DECEMBER 31,
                                                               -------------------------------------------------
                                                                                                      2005 AND
(IN MILLIONS)                                      TOTAL          2002        2003        2004       THEREAFTER
--------------------------------------------   -------------   ---------   ---------   ---------   -------------
Principal amount of long-term debt .........    $  1,325.0       $  --       $  --       $  --      $  1,325.0
Non-cancelable operating leases ............         350.5        61.9        49.3        33.1           206.2
Capital leases .............................           4.7         1.7         1.4         0.9             0.7
                                                ----------       -----       -----       -----      ----------
 Total .....................................    $  1,680.2      $ 63.6      $ 50.7      $ 34.0      $  1,531.9
                                                ==========      ======      ======      ======      ==========

CONTINGENT COMMITMENTS:
                                                                                  YEARS ENDING DECEMBER 31,
                                                                      -------------------------------------------------
                                                                                                              2005 AND
(IN MILLIONS)                                              TOTAL         2002         2003         2004      THEREAFTER
-----------------------------------------------------   -----------   ----------   ----------   ---------   -----------
Outstanding letters of credit under our senior credit
 facilities .........................................    $  102.4      $  86.5      $  10.6      $  3.6       $  1.7
Other outstanding letters of credit .................        20.0         12.5          7.3          --          0.2
Construction agency agreement .......................        43.5         43.5           --          --           --
Simulator systems operating leases ..................        89.2           --          4.2         5.2         79.8
Guarantees of affiliate debt ........................         1.0          1.0           --          --           --
Capital contributions for limited partnership
 investments ........................................         5.0          5.0           --          --           --
                                                         --------      -------      -------      ------       ------
 Total ..............................................    $  261.1      $ 148.5      $  22.1      $  8.8       $ 81.7
                                                         ========      =======      =======      ======       ======

     EQUITY. On May 2, 2001, we sold 4.6 million shares of L-3 Holdings common stock in a public offering for $80.00 per share. In addition, as part of the transaction, other selling stockholders including affiliates of Lehman Brothers Inc. sold 2.3 million secondary shares. Upon closing, we received net proceeds of $353.6 million, which we used to repay borrowings outstanding under our senior credit facilities, pay for the KDI and EER acquisitions and to increase cash and cash equivalents.

     On February 4, 1999, we sold 5.0 million shares of L-3 Holdings common stock in a public offering for $42.00 per share which generated net proceeds of $201.6 million. In addition, as part of the same transaction, 6.5 million shares of L-3 Holdings common stock were sold by Lehman Brothers Capital Partners III, L.P. and its affiliates ("the Lehman Partnership") and Lockheed Martin in a secondary public offering. In October 1999, Lockheed Martin sold its remaining L-3 Holdings common stock. In December 1999, the Lehman Partnership distributed approximately 3.8 million shares of its shares of common stock of L-3 Holdings to its partners. On December 31, 2001, the Lehman Partnership owned approximately 4.4% of the outstanding common stock of L-3 Holdings.

     Based upon our current level of operations, we believe that our cash from operating activities, together with available borrowings under the senior credit facilities, will be adequate to meet our anticipated requirements for working capital, capital expenditures, commitments, research and development expenditures, contingent purchase prices, program and other discretionary investments, and interest payments for the foreseeable future. There can be no assurance, however, that our business will continue to generate cash flow at current levels, or that currently anticipated improvements will be achieved. If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. Our ability to make scheduled principal payments or to pay interest on or to refinance our indebtedness depends on our future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense industry and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control. There can be no assurance that sufficient funds will be available to enable us to service our indebtedness, to make necessary capital expenditures and to make discretionary investments.

DERIVATIVE FINANCIAL INSTRUMENTS

Included in our derivative financial instruments are interest rate swap agreements, caps, floors, foreign currency forward contracts and the embedded derivatives related to the issuance of our CODES. All of our derivative financial instruments that are sensitive to market risk are entered into for purposes other than trading.

     EMBEDDED DERIVATIVES. The contingent interest payment and contingent conversion features of the CODES are embedded derivatives which were bifurcated from the CODES, and a portion of the net proceeds received from the CODES equal to their aggregate fair value of $2.5 million was ascribed to the embedded derivatives as required by SFAS No. 133. The subsequent changes in the fair values of the embedded derivatives are recorded in the statement of operations. Their fair values at December 31, 2001 were $3.1 million.

     INTEREST RATE RISK. Our financial instruments that are sensitive to changes in interest rates include borrowings under the senior credit facilities and our purchased interest rate cap contracts, written interest rate floor contracts and interest rate swap agreements, all of which are denominated in U.S. dollars.
The interest rates on the Senior Subordinated Notes, Convertible Notes and CODES are fixed-rate and are not affected by changes in interest rates.

     To mitigate risks associated with changing interest rates on borrowings under the senior credit facilities that bear interest at variable rates we entered into interest rate cap and floor contracts. The interest rate cap contract provides protection against increases in interest rates on borrowings to the extent:

    o those borrowings are less than or equal to the notional amount of the cap contract; and

    o the interest rate paid on the borrowings rises above the sum of the cap reference rate plus our applicable borrowing spread.

     However, the written interest rate floor limits our ability to enjoy decreases in interest rates on our borrowings to the extent:

    o those borrowings are less than or equal to the notional amount of the floor contract; and

    o the interest rate paid on those borrowings falls below the sum of the floor reference rate plus our applicable borrowing spread.

     In 2001, we entered into interest rate swap agreements on $380.0 million of our senior subordinated notes to convert their fixed interest rates to variable rates and to take advantage of the current low interest rate environment. These swap agreements are described above. For every basis point (0.01%) that the six month LIBOR interest rate is greater than 4.99%, we will incur an additional $18,000 of interest expense above the fixed interest rate on $180.0 million of senior subordinated notes calculated on a per annum basis until maturity. For every basis point that the six month LIBOR interest rate is greater than 6.08%, we will incur an additional $20,000 of interest expense above the fixed interest rate on $200.0 million of senior subordinated notes calculated on a per annum basis until maturity. Conversely, for every basis point that the six month LIBOR interest rate is less than 4.99%, we will recognize $18,000 of interest income on $180.0 million of senior subordinated notes calculated on a per annum basis until maturity. For every basis point that the six month LIBOR interest rate is less than 6.08%, we will recognize $20,000 of interest income on $200.0 million of senior subordinated notes calculated on a per annum basis until maturity. The six month LIBOR rate at December 31, 2001 was 1.96%.

     We attempt to manage exposure to counterparty credit risk by entering into interest rate agreements only with major financial institutions that are expected to perform fully under the terms of such agreements. Cash payments between us and the counterparties are made at the end of each quarter on the caps and floors and on the interest payment dates of the senior subordinated notes on the interest rate swap agreements. Such payments are recorded as adjustments to interest expense. Additional data on our debt obligations, our applicable borrowing spreads included in the interest rates we pay on borrowings under the senior credit facilities and interest rate agreements are provided in Notes 7 and 8 to our consolidated financial statements.

     The table below presents significant contract terms and fair values as of December 31, 2001 for our interest rate agreements.

(in millions)                          CAPS                FLOORS             INTEREST RATE SWAP AGREEMENTS
-----------------------------   ------------------   ------------------   --------------------------------------
Notional amount .............   $   100.0            $   50.0             $   200.0            $   180.0
Interest rate ...............        7.5%                5.5%                   8.0%                8.5%
Reference rate ..............   3 month LIBOR        3 month LIBOR        6 month LIBOR        6 month LIBOR
Designated maturity .........      Quarterly            Quarterly           Semi-Annual         Semi-Annual
Expiration date .............   March 28, 2002       March 28, 2002       August 1, 2008        May 15, 2008
Fair value ..................   $    --              $   (0.4)            $     2.4            $    (9.6)

     FOREIGN CURRENCY EXCHANGE RISK. We conduct some of our operations outside the U.S. in functional currencies other than the U.S. dollar. Additionally, some of our U.S. operations have contracts with foreign customers denominated in foreign currencies. To mitigate the risk associated with certain of these contracts denominated in foreign currency we have entered into foreign currency forward contracts. At December 31, 2001, the notional value of foreign currency forward contracts was $7.1 million and the fair value of these contracts was $0.3 million. We account for these contracts as cash flow hedges.

     EQUITY PRICE RISK. Our investments in common equities are subject to equity price risk. The fair values of the Company's investments are based on quoted market prices, as available, and on historical cost for investments which it is not practicable to estimate fair value. Both the carrying values and estimated fair values of such instruments amounted to $16.5 million at the end of 2001.

BACKLOG AND ORDERS

We define funded backlog as the value of contract awards received from the U.S. Government, which the U.S. Government has appropriated funds, plus the value of contract awards and orders received from customers other than the U.S. Government which have yet to be recognized as sales. Our funded backlog as of December 31, 2001 was $1,719.3 million and as of December 31, 2000 was $1,354.0 million. We expect to record as sales approximately 69.7% of our December 31, 2001 funded backlog during 2002. However, there can be no assurance that our funded backlog will become sales in any particular period, if at all. Our funded orders were $2,456.1 million for 2001, $2,013.7 million for 2000 and $1,423.1 million for 1999.

     Our funded backlog does not include the full value of our contract awards including those pertaining to multi-year, cost-plus reimbursable contracts, which are generally funded on an annual basis. Funded backlog also excludes the sales value of unexercised contract options that may be exercised by customers under existing contracts and the sales value of purchase orders that may be issued under indefinite quantity contracts or basic ordering agreements.

RESEARCH AND DEVELOPMENT

Company-sponsored research and development costs including bid and proposal costs were $107.5 million for 2001, $101.9 million for 2000 and $76.1 million for 1999. Customer-funded research and development costs were $319.4 million for 2001, $299.3 million for 2000 and $226.3 million for 1999.

CONTINGENCIES

We are engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, periodically, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment by a federal grand jury could result in the suspension for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term. Additionally, in the event that U.S. Government expenditures for products and services of the type we manufacture and provide are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to us.

     We continually assess our obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which we are aware, we believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to our consolidated financial position, results of operations or cash flows. Also, we have been periodically subject to litigation, claims or assessments and various contingent liabilities incidental to our business. We accrue for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     With respect to those investigative actions, items of litigation, claims or assessments of which we are aware, we are of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on our consolidated financial position, results of operations or cash flows.


RECENTLY ISSUED AND PROPOSED ACCOUNTING STANDARDS

In July 2001, the FASB issued SFAS No. 141, Business Combinations, which supersedes Accounting Principles Board Opinion ("APB") No. 16, Business Combinations. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets, which supersedes APB No. 17, Intangible Assets. SFAS No. 142 revises the standards for accounting for goodwill and intangible assets. SFAS No. 142 requires that goodwill and indefinite lived identifiable intangible assets shall no longer be amortized, but be tested for impairment at least annually. SFAS No. 142 also requires that the amortization period of identifiable intangible assets with finite lives be no longer limited to forty years. The provisions of SFAS No. 142 are effective beginning January 1, 2002, with full implementation of the impairment measurement provisions completed by December 31, 2002. Under SFAS No. 142, we will not amortize goodwill, but will be required to amortize identifiable intangibles with finite lives. Our goodwill amortization expense for the year ended December 31, 2001 was $42.6 million. Based on a preliminary internal assessment, we do not believe that the cumulative effect of the accounting change resulting from the adoption of the transitional impairment provisions of SFAS No. 142 will be material.

     In August of 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset, except for certain obligations of lessees. This statement does not apply to obligations that arise solely from a plan to dispose of a long-lived asset. SFAS No. 143 requires that estimated asset retirement costs be measured at their fair values and recognized as assets and depreciated over the useful life of the related asset. Similarly, liabilities for the present value of asset retirement obligations are to be recognized and accreted as interest expense each year to their estimated future value until the asset is retired. These provisions will be applied to existing asset retirement obligations as of the adoption date as a cumulative-effect of a change in accounting policy. SFAS No. 143 is effective for our fiscal years beginning January 1, 2003. SFAS No. 143 will not have a material effect on our consolidated results of operations and financial position.

     In October of 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 expands the scope of accounting for disposals to include all components of an entity, including reportable segments and operating segments, reporting units, subsidiaries and certain asset groups. It requires the gain or loss on disposal to be measured as the difference between (1) the fair value less the costs to sell and (2) the carrying value of the component, and such gain or loss cannot include the estimated future operating losses of the component, which were included in the gain or loss determination under APB No. 30. SFAS No. 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

The provisions of SFAS No. 144 are effective for our fiscal years beginning January 1, 2002, and interim periods within those fiscal years. SFAS No. 144 will not have a material effect on our consolidated results of operations and financial position.


INFLATION

The effect of inflation on our sales and earnings has not been significant. Although a majority of our sales are made under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.


FORWARD-LOOKING STATEMENTS

Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance, and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward- looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act.

     Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

     Such statements will also be influenced by factors such as:

    o our dependence on the defense industry and the business risks peculiar to that industry including changing priorities or reductions in the U.S. Government defense budget;

    o our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform;

    o  our ability to obtain future government contracts on a timely basis;

    o the availability of government funding and changes in customer requirements for our products and services;

    o our significant amount of debt and the restrictions contained in our debt agreements;

    o  collective bargaining agreements and labor disputes;

    o economic conditions, competitive environment, international business and political conditions, timing of international awards and contracts;

    o our extensive use of fixed-price contracts as compared to cost-reimbursable contracts;

    o our ability to identify future acquisition candidates or to integrate acquired operations;

    o the rapid change of technology and high level of competition in the communication equipment industry;

    o our introduction of new products into commercial markets or our investments in commercial products or companies;

    o pension, environmental or legal matters or proceedings and various other market, competition and industry factors, many of which are beyond our control; and

    o the fair values of the assets including goodwill and other intangibles of our businesses which can be impaired or reduced by the other factors discussed above.

     Readers of this document are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

     As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes or circumstances or changes in expectations or the occurrence of anticipated events.

CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                   2001            2000
-------------------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash equivalents .................................    $  361,022       $   32,680
 Contracts in process ......................................       801,824          700,133
 Deferred income taxes .....................................        62,965           89,732
 Other current assets ......................................        12,774            7,025
                                                                ----------       ----------
   Total current assets ....................................     1,238,585          829,570
                                                                ----------       ----------
Property, plant and equipment, net .........................       203,374          156,128
Intangibles, primarily goodwill ............................     1,711,551        1,371,368
Deferred income taxes ......................................        97,883           57,111
Deferred debt issue costs ..................................        40,190           29,907
Other assets ...............................................        43,850           19,460
                                                                ----------       ----------
   Total assets ............................................    $3,335,433       $2,463,544
                                                                ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable, trade ...................................    $  129,538       $  159,901
 Accrued employment costs ..................................       126,981          102,606
 Accrued expenses ..........................................        38,823           55,576
 Customer advances .........................................        74,060           55,203
 Accrued interest ..........................................        13,288           16,335
 Income taxes ..............................................        16,768            7,251
 Other current liabilities .................................       124,819           71,797
                                                                ----------       ----------
   Total current liabilities ...............................       524,277          468,669
                                                                ----------       ----------
Pension and postretirement benefits ........................       155,052          105,523
Other liabilities ..........................................        57,063          101,783
Long-term debt .............................................     1,315,252        1,095,000
                                                                ----------       ----------
   Total liabilities .......................................     2,051,644        1,770,975
Minority interest ..........................................        69,897               --
Commitments and contingencies
Shareholders' equity:
 Common stock; $.01 par value; authorized
   100,000,000 shares, issued and outstanding 39,248,313 and
   33,606,645 shares .......................................       939,037          515,926
 Retained earnings .........................................       301,730          186,272
 Unearned compensation .....................................        (3,205)          (2,457)
 Accumulated other comprehensive loss ......................       (23,670)          (7,172)
                                                                ----------       ----------
Total shareholders' equity .................................     1,213,892          692,569
                                                                ----------       ----------
   Total liabilities and shareholders' equity ..............    $3,335,433       $2,463,544
                                                                ==========       ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                2001              2000              1999
------------------------------------------------------------------------------------------------
Sales ......................................     $ 2,347,422       $ 1,910,061       $ 1,405,462
Costs and expenses .........................       2,072,092         1,687,343         1,254,976
                                                 -----------       -----------       -----------
Operating income ...........................         275,330           222,718           150,486
Interest and other income ..................           1,739             4,393             5,534
Interest expense ...........................          86,390            93,032            60,590
Minority interest ..........................           4,457                --                --
                                                 -----------       -----------       -----------
Income before income taxes .................         186,222           134,079            95,430
Provision for income taxes .................          70,764            51,352            36,741
                                                 -----------       -----------       -----------
Net income .................................     $   115,458       $    82,727       $    58,689
                                                 ===========       ===========       ===========
Earnings per common share:
 Basic .....................................     $      3.08       $      2.48       $      1.83
                                                 ===========       ===========       ===========
 Diluted ...................................     $      2.95       $      2.37       $      1.75
                                                 ===========       ===========       ===========
Weighted average common shares
 outstanding:
 Basic .....................................          37,440            33,355            32,107
                                                 ===========       ===========       ===========
 Diluted ...................................          42,719            34,953            33,516
                                                 ===========       ===========       ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999 (IN THOUSANDS)

                                                 COMMON STOCK    ADDITIONAL
                                                 SHARES   PAR     PAID-IN    RETAINED
                                                ISSUED   VALUE    CAPITAL    EARNINGS
                                               -------- ------- ----------- ----------
Balance December 31, 1998 ....................  27,402   $274    $264,495    $ 44,856
Comprehensive income:
 Net income ..................................                                 58,689
 Minimum pension liability adjustment ........
 Unrealized loss on securities ...............
 Foreign currency translation adjustment

Shares issued:
 Sale of common stock ........................   5,000     50     201,763
 Employee benefit plans ......................     163      2       6,991
 Acquisition consideration ...................     151      2       6,432
 Exercise of stock options ...................      79     --       1,764
Grant of restricted stock ....................                      1,921
Amortization of unearned compensation ........  ------   ----    --------    --------
Balance December 31, 1999 ....................  32,795    328     483,366     103,545
Comprehensive income:
 Net income ..................................                                 82,727
 Minimum pension liability adjustment,
  net of ($553) tax benefit...................
 Foreign currency translation adjustment
 Unrealized loss on securities, net of
  ($2,316) tax benefit........................

Shares issued:
 Employee benefit plans ......................     235      2      12,640
 Exercise of stock options ...................     577      6      18,056
Grant of restricted stock ....................                      1,512
Amortization of unearned compensation ........
Other ........................................                         16
                                                ------   ----    --------    --------
Balance December 31, 2000 ....................  33,607    336     515,590     186,272
Comprehensive income:
 Net income ..................................                                115,458
 Minimum pension liability adjustment,
  net of ($11,955) tax benefit................
 Foreign currency translation
  adjustment, net of ($164) tax benefit ......
 Unrealized loss on securities, net of
  $111 tax benefit ...........................
 Unrealized loss on securities reclassified
  into net income, net of $2,274 tax
  expense ....................................
 Unrealized losses on hedging
  instruments, net of ($100) tax benefit......

Shares issued:
 Sale of common stock ........................   4,575     46     353,576
 Employee benefit plans ......................     208      2      16,866
 Acquisition consideration ...................     294      3      17,354
 Exercise of stock options ...................     564      6      28,258
Employee stock purchase plan
 contributions ...............................                      4,861
Grant of restricted stock ....................                      2,118
Amortization of unearned compensation.........
Other ........................................                         21
                                                ------   ----    --------    --------
Balance December 31, 2001 ....................  39,248   $393    $938,644    $301,730
                                                ======   ====    ========    ========



                                                                ACCUMULATED
                                                                   OTHER
                                                  UNEARNED     COMPREHENSIVE
                                                COMPENSATION   INCOME (LOSS)      TOTAL
                                               -------------- -------------- --------------
Balance December 31, 1998 ....................    $      -      $  (9,651)     $  299,974
Comprehensive income:
 Net income ..................................                                     58,689
 Minimum pension liability adjustment ........                      9,443           9,443
 Unrealized loss on securities ...............                       (970)           (970)
 Foreign currency translation adjustment                           (1,225)         (1,225)
                                                                               ----------
                                                                                   65,937
Shares issued:
 Sale of common stock ........................                                    201,813
 Employee benefit plans ......................                                      6,993
 Acquisition consideration ...................                                      6,434
 Exercise of stock options ...................                                      1,764
Grant of restricted stock ....................      (1,921)                            --
Amortization of unearned compensation ........         260                            260
                                                  --------       --------      ----------
Balance December 31, 1999 ....................      (1,661)        (2,403)        583,175
Comprehensive income:
 Net income ..................................                                     82,727
 Minimum pension liability adjustment,
  net of ($553) tax benefit...................                       (819)           (819)
 Foreign currency translation adjustment                           (1,222)         (1,222)
 Unrealized loss on securities, net of
  ($2,316) tax benefit........................                     (2,728)         (2,728)
                                                                               ----------
                                                                                   77,958
Shares issued:
 Employee benefit plans ......................                                     12,642
 Exercise of stock options ...................                                     18,062
Grant of restricted stock ....................      (1,512)                            --
Amortization of unearned compensation ........         716                            716
Other ........................................                                         16
                                                  --------       --------      ----------
Balance December 31, 2000 ....................      (2,457)        (7,172)        692,569
Comprehensive income:
 Net income ..................................                                    115,458
 Minimum pension liability adjustment,
  net of ($11,955) tax benefit................                    (19,519)        (19,519)
 Foreign currency translation
  adjustment, net of ($164) tax benefit ......                       (268)           (268)
 Unrealized loss on securities, net of
  $111 tax benefit ...........................                       (180)           (180)
 Unrealized loss on securities reclassified
  into net income, net of $2,274 tax
  expense ....................................                      3,632           3,632
 Unrealized losses on hedging
  instruments, net of ($100) tax benefit......                       (163)           (163)
                                                                               ----------
                                                                                   98,960
Shares issued:
 Sale of common stock ........................                                    353,622
 Employee benefit plans ......................                                     16,868
 Acquisition consideration ...................                                     17,357
 Exercise of stock options ...................                                     28,264
Employee stock purchase plan
 contributions ...............................                                      4,861
Grant of restricted stock ....................      (2,118)                            --
Amortization of unearned compensation.........       1,370                          1,370
Other ........................................                                         21
                                                  --------      ---------      ----------
Balance December 31, 2001 ....................    $ (3,205)     $ (23,670)     $1,213,892
                                                  ========      =========      ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                                                           2001           2000            1999
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income ......................................................    $  115,458      $   82,727     $   58,689
Goodwill amortization ...........................................        42,606          35,327         20,970
Depreciation and other amortization .............................        44,345          38,927         32,748
Amortization of deferred debt issue costs .......................         6,388           5,724          3,904
Minority interest ...............................................         4,457              --             --
Deferred income tax provision ...................................        52,638          25,103         28,831
Other noncash items .............................................        17,576          12,517          6,617
Changes in operating assets and liabilities, net of amounts
acquired:
 Contracts in process ...........................................       (40,652)        (66,402)       (61,670)
 Other current assets ...........................................         1,643          (2,599)           (70)
 Other assets ...................................................       (12,033)           (416)           552
 Accounts payable ...............................................       (43,165)         38,065          2,896
 Accrued employment costs .......................................        11,931           6,239          2,052
 Accrued expenses ...............................................       (20,300)          2,274         (6,280)
 Customer advances ..............................................        12,627         (17,087)         5,766
 Accrued interest ...............................................        (3,047)          3,637          5,985
 Income taxes ...................................................        14,431          13,161          3,917
 Other current liabilities ......................................       (37,555)        (59,286)       (13,554)
 Pension and postretirement benefits ............................         4,550          (7,214)         1,788
 Other liabilities ..............................................         1,423           1,959          7,102
 All other operating activities .................................          (353)          1,149         (1,225)
                                                                     ----------      ----------     ----------
Net cash from operating activities ..............................       172,968         113,805         99,018
                                                                     ----------      ----------     ----------
INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired .................      (446,911)       (599,608)      (272,195)
Proceeds from sale of interest in subsidiary ....................        75,206              --             --
Capital expenditures ............................................       (48,121)        (33,580)       (23,456)
Disposition of property, plant and equipment ....................         1,237          18,060          6,713
Other investing activities ......................................        (6,301)          6,905          4,136
                                                                     ----------      ----------     ----------
Net cash (used in) investing activities .........................      (424,890)       (608,223)      (284,802)
                                                                     ----------      ----------     ----------
FINANCING ACTIVITIES:
Borrowings under revolving credit facility ......................       316,400         858,500         74,700
Repayment of borrowings under revolving credit facility .........      (506,400)       (668,500)       (74,700)
Proceeds from sale of convertible senior subordinated notes             420,000         300,000             --
Proceeds from sale of common stock, net .........................       353,622              --        201,582
Debt issuance costs .............................................       (16,671)        (12,916)          (323)
Proceeds from exercise of stock options .........................        16,325           8,954            658
Employee stock purchase plan contributions ......................         4,861              --             --
Distributions to minority interest ..............................        (2,530)             --             --
Other financing activities ......................................        (5,343)         (1,728)           525
                                                                     ----------      ----------     ----------
Net cash from financing activities ..............................       580,264         484,310        202,442
                                                                     ----------      ----------     ----------
Net increase (decrease) in cash .................................       328,342         (10,108)        16,658
Cash and cash equivalents, beginning of period ..................        32,680          42,788         26,130
                                                                     ----------      ----------     ----------
Cash and cash equivalents, end of period ........................    $  361,022      $   32,680     $   42,788
                                                                     ==========      ==========     ==========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. DESCRIPTION OF BUSINESS

L-3 Communications Holdings, Inc. derives all its operating income and cash flow from its wholly-owned subsidiary L-3 Communications Corporation ("L-3 Communications"). L-3 Holdings' only asset is its investment in L-3 Communications. L-3 Communications Holdings, Inc. ("L-3 Holdings", and together with its subsidiaries, "L-3" or "the Company") is a merchant supplier of sophisticated secure communication systems and specialized products. The Company produces secure, high data rate communication systems, training and simulation systems, engineering development and integration support, avionics and ocean products, fuzing products, telemetry, instrumentation, space and guidance products and microwave components. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and specialized products are used to connect a variety of airborne, space, ground- and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The Company's customers include the U.S. Department of Defense ("DoD"), certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies. The Company has two reportable segments, Secure Communication Systems and Specialized Products.

     Secure Communication Systems. This segment provides secure, high data rate communication systems for military and other U.S. Government reconnaissance and surveillance applications. The major secure communication programs and systems include:

    o secure data links for airborne, satellite, ground- and sea-based remote platforms for real time information collection and dissemination to users;

    o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information;

    o  secure telephone and network equipment and encryption management;

    o  communication software support services;

    o communication systems for surface and undersea vessels and manned space flights; and

    o  wide-area security systems.

     The Secure Communication Systems segment includes the training and simulation business, which produces advanced simulation and training products, with high-fidelity representations of cockpits and operator stations for aircraft and vehicle system simulation. This segment also provides a wide range of engineering development and integration support to the DoD and other government agencies, a full range of teaching, training, logistic and training device support services to domestic and international military customers, and custom ballistic targets for the DoD.

     Specialized Products. This segment supplies products to military and commercial customers, and focuses on niche markets in which the Company believes it can achieve a market leadership position. This reportable segment includes three product categories:

    o avionics and ocean products including aviation and maritime recorders, airborne collision avoidance products, displays, antennas, acoustic undersea warfare products, naval power distribution, conditioning, switching and protection equipment, premium fuzing products and aircraft modernization;

    o telemetry, instrumentation and space products including commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems; and

    o microwave components including commercial off-the-shelf, high-performance microwave components and frequency monitoring equipment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of the Company include all wholly-owned and significant majority-owned subsidiaries. All significant intercompany transactions are eliminated in consolidation. Investments over which the Company has significant influence but does not have voting control are accounted for by the equity method.

     CASH AND CASH EQUIVALENTS: Cash equivalents consist of highly liquid investments with a maturity of three months or less at time of purchase.

     REVENUE RECOGNITION: The substantial majority of the Company's direct and indirect sales to the U.S. Government and certain of the Company's sales to foreign governments and commercial customers are made pursuant to written contractual arrangements or "contracts" to design, develop, manufacture and or modify complex products, and to the specifications of the buyers (customers) or to provide services related to the performance of such contracts. These contracts are within the scope of the American Institute of Certified Public Accountants Statement of Position 81-1 Accounting for Performance of Construction -- Type and Certain Production-Type Contracts ("SOP 81-1"), and sales and profits on them are recognized using percentage-of-completion methods of accounting. Sales and profits on fixed-price production contracts whose units are produced and delivered in a continuous or sequential process are recorded as units are delivered based on their selling prices (the "units-of-delivery" method). Sales and profits on other fixed-price contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (the "cost-to-cost method.") Sales and fees on cost-reimbursable contracts are recognized as costs are incurred. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and their realization is reasonably assured. Losses on contracts are recognized in the period in which they are determined. The impact of revisions of contract estimates, which may result from contract modifications, performance or other reasons, are recognized on a cumulative catch-up basis in the period in which the revisions are made.

     Sales on arrangements that are not within the scope of SOP 81-1 are recognized in accordance with the SEC's SAB No. 101. Sales are recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been performed, the selling price to the buyer is fixed or determinable and collectibility is reasonably assured.

     CONTRACTS IN PROCESS: For the Company's contracts that are within the scope of SOP 81-1, accumulated costs incurred that are allowable under the terms of the contract and profits earned on contract sales are reported in Contracts in Process. Billed Receivables represent the uncollected portion of amounts recorded as sales and billed to customers, including those amounts for sales arrangements that are not within the scope of SOP 81-1. Unbilled Contract Receivables represent accumulated recoverable costs and earned profits or losses on contracts in process that have been recorded as sales, but have not yet been billed to customers. Inventoried Contract Costs represent recoverable incurred costs on contracts in process. Incurred contract costs include direct costs and overhead costs, and for U.S. Government contracts and contracts with prime contractors or subcontractors of the U.S. Government, general and administrative costs, independent research and development costs and bid and proposal costs. Contracts in Process also contain amounts relating to contracts and programs with long performance cycles, a portion of which may not be realized within one year. Provisions for contracts in a loss position in excess of the amounts included in Contracts in Process represent the unrecoverable costs on the loss contracts that will be incurred in future periods and are reported in Estimated Costs in Excess of Billings to Complete Contracts in Process, which is a component of Other Current Liabilities and Other Liabilities. Under the contractual arrangements on certain contracts with the U.S. Government, the Company receives progress payments as it incurs costs. The U.S. Government has a security interest in the Unbilled Contract Receivables and Inventoried Contract Costs to which progress payments have been applied, and such progress payments are reflected as a reduction of the related Unbilled Contract Receivables and Inventoried Contract Costs. Customer Advances are classified as current liabilities.

     Inventories other than Inventoried Contract Costs are stated at the lower of cost or market primarily using the average cost method.

     DERIVATIVE FINANCIAL INSTRUMENTS: In connection with its risk management and financial derivatives, the Company has entered into interest rate swap agreements, interest rate cap and floor contracts and foreign currency forward contracts. The interest rate swap agreements are accounted for as fair value hedges. The foreign currency forward contracts are accounted for as cash flow hedges. The embedded derivatives related to the issuance of the Company's debt is recorded at fair value with changes reflected in the statement of operations. The differential to be paid or received as interest rates change on the interest rate swap agreements is recorded as an adjustment to interest expense.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed by applying principally the straight-line method to the estimated useful lives of the related assets. Useful lives range substantially from 10 to 40 years for buildings and improvements and 3 to 10 years for machinery, equipment, furniture and fixtures. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

     DEBT ISSUANCE COSTS: Costs incurred to issue debt are deferred and amortized as interest expense over the term of the related debt using a method that approximates the effective interest method.

     INTANGIBLES: Intangibles consist primarily of the excess of the purchase cost of acquired businesses over the fair value of identifiable net assets acquired ("goodwill"). Goodwill related to acquisitions consummated after June 30, 2001 is not amortized. Other intangibles are amortized on a straight-line basis over periods ranging from 5 to 15 years. Accumulated goodwill amortization was $117,975 at December 31, 2001 and $76,001 at December 31, 2000. The carrying amount of goodwill is evaluated on a recurring basis. Current and estimated future profitability and undiscounted cash flows excluding financing costs of the acquired businesses are the primary indicators used to assess the recoverability of goodwill. For the years ended December 31, 2001 and 2000, there were no material adjustments to the carrying amounts of goodwill resulting from these evaluations (see Recently Issued Accounting Standards below for a description of changes in accounting for goodwill).

     INCOME TAXES: The Company provides for income taxes using the liability method. Deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. The effect of changes in tax laws or rates is accounted for in the period of enactment.

     RESEARCH AND DEVELOPMENT: Research and development costs sponsored by the Company include bid and proposal costs related to government products and services. These costs generally are allocated among all contracts in progress under U.S. Government contractual arrangements. Customer-funded research and development costs, including software development costs, incurred pursuant to contracts are accounted for as direct contract costs. Other software development costs incurred after establishing technological feasibility are capitalized and are amortized on a product by product basis using the amount that is the greater of the straight line method over the useful life or the ratio of current revenues to total estimated revenues.

     STOCK OPTIONS: Compensation expense for stock options is recognized in income based on the excess, if any, of L-3 Holdings' fair value of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. When the exercise price for stock options granted to employees equals or exceeds the fair value of the L-3 Holdings common stock at the date of grant, the Company does not recognize compensation expense. See Note 12 for the fair value pro forma disclosure of stock-based compensation.

     USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and costs and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and estimated costs to complete contracts in process, estimates of market values for inventories reported at lower of cost or market, estimates of pension and postretirement benefit obligations, recoverability of recorded amounts of fixed assets and goodwill, income taxes, litigation and environmental obligations. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS: In July 2001, the FASB issued SFAS No. 141, Business Combinations, which supersedes Accounting Principles Board Opinion ("APB") No. 16, Business Combinations. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible

Assets which supersedes APB No. 17, Intangible Assets. SFAS No. 142 revises the standards for accounting for goodwill and intangible assets. SFAS No. 142 requires that goodwill and indefinite lived identifiable intangible assets shall no longer be amortized, but be tested for impairment at least annually. SFAS No. 142 also requires that the amortization period of identifiable intangible assets with finite lives be no longer limited to forty years. The provisions of SFAS No. 142 are effective beginning January 1, 2002, with full implementation of the impairment measurement provisions completed by December 31, 2002. Effective January 1, 2002, the Company will not record goodwill amortization expense, but will be required to amortize identifiable intangibles with finite lives. Goodwill amortization expense for the year ended December 31, 2001 was $42,606.

     In August of 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset, except for certain obligations of lessees. This statement does not apply to obligations that arise solely from a plan to dispose of a long-lived asset. SFAS No. 143 requires that estimated asset retirement costs be measured at their fair values and recognized as assets and depreciated over the useful life of the related asset. Similarly, liabilities for the present value of asset retirement obligations are to be recognized and accreted as interest expense each year to their estimated future value until the asset is retired. These provisions will be applied to existing asset retirement obligations as of the adoption date as a cumulative-effect of a change in accounting policy. SFAS No. 143 is effective for the Company's fiscal years beginning January 1, 2003. SFAS No. 143 will not have a material effect on the Company's consolidated results of operations and financial position.

     In October of 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 expands the scope of accounting for disposals to include all components of an entity, including reportable segments and operating segments, reporting units, subsidiaries and certain asset groups. It requires the gain or loss on disposal to be measured as the difference between (1) the fair value less the costs to sell and (2) the carrying value of the component, and such gain or loss cannot include the estimated future operating losses of the component, which were included in the gain or loss determination under APB No. 30. SFAS No. 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of SFAS No. 144 are effective for the Company's fiscal years beginning January 1, 2002, and interim periods within those fiscal years. SFAS No. 144 will not have a material effect on the Company's consolidated results of operations and financial position.

     RECLASSIFICATIONS: Certain reclassifications have been made to conform prior-year amounts to the current-year presentation.


3. ACQUISITIONS, DIVESTITURES AND OTHER TRANSACTIONS

On October 3, 2001, the Company announced that it had signed a definitive agreement with Spar Aerospace Limited ("Spar"), a leading provider of high-end aviation product modernization, pursuant to which L-3 offered to acquire all of the outstanding common stock of Spar for Cdn$15.50 per share or approximately Cdn$182,000, net of cash to be acquired of approximately Cdn$47,500. The acquisition of Spar provides the Company significant opportunity for pull-through sales of its avionics products. The acquisition also opens up the Canadian and worldwide high-end aviation product modernization marketplace to the Company.

     On November 23, 2001, the Company acquired 65.8% of the outstanding common stock of Spar for $97,223 in cash and acquired control of Spar and the ability to require the remaining stockholders to tender their shares. The Company acquired an additional 4.5% of the outstanding common stock of Spar for $7,855 in cash, during the remainder of

2001. Additional consideration of $43,641 for the remaining outstanding common stock of Spar at December 31, 2001, that the Company acquired and paid for in January 2002, has been recorded in other current liabilities in the consolidated balance sheet at December 31, 2001. During January 2002, the Company completed the acquisition and paid for the remaining outstanding common stock of Spar. The table below presents a summary of the preliminary estimates of fair values of the assets acquired and liabilities assumed on the date the Company obtained a majority ownership interest in Spar.

Cash .....................................................         $ 29,460
Other current assets .....................................           33,108
Property, plant and equipment ............................           12,565
Goodwill .................................................          104,289
Other non-current assets .................................              229
                                                                   --------
 Total assets acquired ...................................          179,651
                                                                   --------
Current liabilities ......................................           23,816
Long-term liabilities ....................................            7,116
                                                                   --------
 Total liabilities assumed ...............................           30,932
                                                                   --------
 Net assets acquired .....................................         $148,719
                                                                   ========

     The goodwill was assigned to the Specialized Products segment and is not deductible for tax purposes.

     During the fourth quarter of 2001, the Company acquired three other businesses for an aggregate purchase price of $137,290 in cash plus acquisition costs, subject to adjustment based on the closing date net assets or net working capital of the acquired business and, in one case, additional purchase price contingent upon the post-acquisition performance of the acquired company. The Company acquired:

   (1) the net assets of SY Technology, Inc. ("SY"), a provider of air warfare simulation services, on December 31, 2001. This acquisition is subject to additional purchase price not to exceed $4,800 which is contingent upon the financial performance of SY for the year ended December 31, 2001, and the years ending December 31, 2002 and 2003;

   (2) the net assets of Bulova Technologies, a producer of military fuzes that prevent the inadvertent firing and detonation of weapons during handling, on December 19, 2001. Bulova Technology was later renamed BT Fuze Products ("BT Fuze"); and,

   (3) the common stock of Emergent Government Services Group ("Emergent"), a provider of engineering and information services to the U.S. Air Force, Army, Navy and intelligence agencies, on November 30, 2001. Following the acquisition, the Company changed Emergent Government Services Group's name to L-3 Communications Analytics.

Based on the preliminary purchase price allocations, the goodwill recognized in the acquisitions of SY, BT Fuze and Emergent was $102,145, of which approximately $74,000 is expected to be fully deductible for tax purposes. Goodwill of $60,525 was assigned to the Secure Communication Systems segment and $41,620 was assigned to the Specialized Products segment.

     On May 4, 2001, the Company acquired all of the outstanding common stock of KDI Precision Products ("KDI") for $79,432 in cash including acquisition costs. On May 31, 2001, the Company acquired all of the outstanding common stock of EER Systems ("EER") for $119,533 in cash including acquisition costs, and additional purchase price not to exceed $10,000 which is contingent upon the financial performance of EER for the year ended December 31, 2001 and the year ending December 31, 2002.

     On February 10, 2000, the Company acquired the assets of the Training Devices and Training Services ("TDTS") business of Raytheon Company for $159,203 in cash including acquisition costs. Following the acquisition, the Company changed TDTS's name to L-3 Communications Link Simulation and Training ("Link Simulation and Training"). On February 14, 2000, the Company acquired the assets of Trex Communications Corporation ("TrexCom") for $50,069 in cash including acquisition costs. On April 28, 2000, the Company acquired the Traffic Alert and Collision Avoidance System ("TCAS") product line from Honeywell Inc. for a purchase price of $239,988 in cash including acquisition costs. On June 30, 2000, the Company acquired all the outstanding common stock of MPRI Inc. ("MPRI") for $39,725 in cash including acquisition costs and $4,000 of additional purchase price that was based on the financial performance of MPRI for the year ended June 30, 2001. On December 29, 2000, the Company acquired all of the outstanding common stock of Coleman Research Corporation ("Coleman"), a subsidiary of Thermo Electron Corporation, for $60,565 in cash including acquisition costs, and additional purchase price not to exceed $5,000 which is contingent upon the financial performance of Coleman for the year ended December 31, 2001.

     Additionally, during the years ended December 31, 2001, 2000 and 1999, the Company purchased other businesses, which individually and in the aggregate were not material to its consolidated results of operations, financial position or cash flows in the year acquired.

     All of the acquisitions were financed with cash on hand or borrowings on bank credit facilities.

     All of the Company's acquisitions have been accounted for as purchase business combinations and are included in the Company's results of operations from their respective effective dates. The assets and liabilities recorded in connection with the purchase price allocations for the acquisitions of KDI, EER, Spar, Emergent, BT Fuze and SY are based upon preliminary estimates of fair values for contracts in process, estimated costs in excess of billings to complete contracts in process, inventories, identifiable intangibles and deferred taxes. Actual adjustments will be based on the final purchase prices and final appraisals and other analyses of fair values which are in process. The Company has valued acquired contracts in process at contract price, less the estimated costs to complete and an allowance for the Company's normal profit on its effort to complete such contracts. The preliminary assets and liabilities recorded in connection with the acquisitions of KDI, EER, Emergent, BT Fuze and SY were $367,570 and $31,214. The Company does not expect the differences between the preliminary and final purchase price allocations for the acquisitions to be material. Goodwill is amortized on a straight-line basis over periods of 40 years for KDI and EER. In accordance with SFAS No. 142, goodwill is not amortized for Spar, Emergent, BT Fuze and SY.

     Had the acquisitions of KDI, EER, SY, BT Fuze, Emergent and Spar and the related financing transactions occurred on January 1, 2001, the unaudited pro forma sales, net income and diluted earnings per share for the year ended December 31, 2001 would have been $2,638,700, $121,300 and $2.98. Had the acquisitions of TDTS, TrexCom, TCAS, MPRI, Coleman, KDI, EER, SY, BT Fuze, Emergent and Spar and the related financing transactions occurred on January 1, 2000 the unaudited pro forma sales, net income and diluted earnings per share for the year ended December 31, 2000 would have been $2,554,600, $103,700 and $2.62. The pro forma results are based on various assumptions and are not necessarily indicative of the results of operations that would have occurred had the acquisitions and the related financing transactions occurred on January 1, 2000 and 2001.

     On January 14, 2002, the Company agreed to acquire Aircraft Integration Systems ("AIS"), a division of Raytheon Company, for $1,130,000 in cash plus acquisition costs. The acquisition is expected to close in March 2002. The acquisition is expected to be financed using cash on hand, borrowings under the Company's senior credit facilities and a $500,000 senior subordinated bridge loan. The Company expects to offer and sell approximately $1,000,000 of debt and equity securities during the first half of 2002, depending on capital market conditions, and use the proceeds from those offerings to repay the $500,000 senior subordinated bridge loan and the borrowings made under the senior credit facilities.

     On January 2, 2002, the Company agreed to acquire the detection system business of PerkinElmer for $100,000 in cash plus acquisition costs. The acquisition is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and is expected to close by the end of the second quarter of 2002.

     On May 31, 2001, the Company sold a 30% interest in Aviation
Communications and Surveillance Systems LLC ("ACSS") which comprised the Company's TCAS business to Thales Avionics, a wholly owned subsidiary of Thales (formerly Thomson-CSF), for $75,206 of cash. L-3 continues to consolidate the financial statements of ACSS.

     Interest and other income for the year ended December 31, 2001 includes a gain of $6,966 from the sale of a 30% interest in ACSS which was largely offset by a $6,341 write-down in the carrying amount of an investment in common stock. Also included in interest and other income for 2001 is a charge of $515 to account for the increase, in accordance with SFAS No. 133, in the fair value assigned to the embedded derivatives in L-3 Holdings'

$420,000 4% Senior Subordinated Contingent Debt Securities due 2011 sold in the fourth quarter of 2001, and a loss of $751 from an equity method investment. Interest and other income for the year ended December 31, 2000 includes gains of $14,940 from the sales of the Company's interests in certain businesses. These gains were largely offset by losses of $12,456 on the write-down in the carrying value of certain investments and intangible assets. The net proceeds from the sales were $19,638, and are included in Other Investing Activities on the Statement of Cash Flows.

     In March 2001, the Company settled certain items with a third party provider related to an existing services agreement. In connection with the settlement, L-3 received a net cash payment of $14,200. The payment represents a credit for fees being paid over the term of the services agreement and incremental costs incurred by the Company over the same period arising from performance deficiencies under the services agreement. These incremental costs include additional operating costs for material management, vendor replacement, rework, warranty, manufacturing and engineering support, and administrative activities. The $14,200 cash receipt was recorded as a reduction of costs and expenses in 2001.


4. CONTRACTS IN PROCESS

The components of contracts in process are presented in the table below. The unbilled contract receivables, inventoried contract costs and unliquidated progress payments are principally related to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government.

                                                                             DECEMBER 31,
                                                                      ---------------------------
                                                                           2001           2000
                                                                      -------------   -----------
Billed receivables, less allowances of $11,649 and $6,430 .........    $  330,795      $ 310,185
                                                                       ----------      ---------
Unbilled contract receivables .....................................       353,262        277,026
Less: unliquidated progress payments ..............................      (102,739)       (69,529)
                                                                       ----------      ---------
 Unbilled contract receivables, net ...............................       250,523        207,497
                                                                       ----------      ---------
Inventoried contract costs, gross .................................       110,244         83,808
Less: unliquidated progress payments ..............................        (6,575)        (5,685)
                                                                       ----------      ---------
 Inventoried contract costs, net ..................................       103,669         78,123
Inventories at lower of cost or market ............................       116,837        104,328
                                                                       ----------      ---------
 Total contracts in process .......................................    $  801,824      $ 700,133
                                                                       ==========      =========

     The Company believes that approximately $289,396 of the unbilled contract receivables at December 31, 2001 will be billed and collected within one year.

     The selling, general and administrative ("SG&A") cost data presented in the table below have been used in the determination of the costs and expenses presented on the statements of operations.

                                                       YEAR ENDED DECEMBER 31
                                                ------------------------------------
                                                   2001         2000         1999
                                                ----------   ----------   ----------
SG&A costs included in inventoried contract
 costs ......................................    $ 19,970     $ 24,396     $ 23,637
SG&A incurred costs .........................     418,002      350,561      265,136
Independent research and development,
 including bid and proposal costs included in
 SG&A incurred costs ........................     107,466      101,883       76,134


5. OTHER CURRENT LIABILITIES AND OTHER LIABILITIES

At December 31, 2001, other current liabilities include an accrual of $43,641 for the remaining Spar common shares outstanding at December 31, 2001 which the Company acquired in January 2002, and $19,236 of estimated costs in excess of billings to complete contracts in process. At December 31, 2001, other liabilities include $18,814 for the non-current portion of estimated costs in excess of billings to complete contracts in process.

     At December 31, 2000, other current liabilities include $31,737 of estimated costs in excess of billings to complete contracts in process principally related to contracts assumed as part of the TDTS business that was acquired from Raytheon in February 2000, including the U.S. Army Aviation Combined Arms Tactical Trainer ("AVCATT") contract. At December 31, 2000, other liabilities include $59,641 for the non-current portion of estimated costs in excess of billings to complete contracts in process, principally for the AVCATT contract.

     At December 31, 2001, current and non-current estimated costs in excess of billings to complete contracts in process reflect contract costs incurred during 2001 that were charged against the estimated costs in excess of billings and favorable performance on the AVCATT contract related to cost reductions arising from engineering design changes, material sourcing changes, unit price reductions on several parts in the contract bill of materials and lower overhead costs that occurred during 2001.

6. PROPERTY, PLANT AND EQUIPMENT


                                                                 DECEMBER 31,
                                                            -----------------------
                                                               2001         2000
                                                            ----------   ----------
Land ....................................................    $ 12,947     $ 11,242
Buildings and improvements ..............................      38,544       25,942
Machinery, equipment, furniture and fixtures ............     260,338      192,679
Leasehold improvements ..................................      29,232       24,514
                                                             --------     --------
 Gross property, plant and equipment ....................     341,061      254,377
Less: accumulated depreciation and amortization .........     137,687       98,249
                                                             --------     --------
 Property, plant and equipment, net .....................    $203,374     $156,128
                                                             ========     ========


     Depreciation and amortization expense for property, plant and equipment was $40,362 for 2001, $36,158 for 2000, and $29,554 for 1999.


7. DEBT

The components of long-term debt and a reconciliation to the carrying amount of long-term debt are presented in the table below.


                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                                      2001            2000
                                                                 -------------   -------------
Borrowings under Senior Credit Facilities ....................    $       --      $  190,000
10 3/8% Senior Subordinated Notes due 2007 ...................       225,000         225,000
8 1/2% Senior Subordinated Notes due 2008 ....................       180,000         180,000
8% Senior Subordinated Notes due 2008 ........................       200,000         200,000
5 1/4% Convertible Senior Subordinated Notes due 2009 ........       300,000         300,000
4% Senior Subordinated Convertible Contingent
 Debt Securities due 2011 ....................................       420,000              --
                                                                  ----------      ----------
Principal amount of long-term debt ...........................     1,325,000       1,095,000
Less: Unamortized discount ...................................         2,502              --
      Fair value of interest rate swap agreements ............         7,246              --
                                                                  ----------      ----------
 Carrying amount of long-term debt ...........................    $1,315,252      $1,095,000
                                                                  ==========      ==========

     The borrowings under the Senior Credit Facilities, 10 3/8% Senior Subordinated Notes due 2007, 8 1/2% Senior Subordinated Notes due 2008 and 8% Senior Subordinated Notes due 2008 are the indebtedness of L-3 Communications. The 5 1/4% Convertible Senior Subordinated Notes due 2009 and the 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 are the indebtedness of L-3 Holdings. Details on all of the outstanding debt of both L-3 Communications and L-3 Holdings are discussed below.

     In May 2001, L-3 Communications restructured its Senior Credit Facilities. At December 31, 2001, the Senior Credit Facilities were comprised of a $400,000 five year revolving credit facility maturing on May 15, 2006 and a $200,000 364-day revolving facility maturing on May 15, 2002 under which at the maturity date L-3 Communications may, (1) at its request and subject to approval of the lenders, extend the maturity date, in whole or in part, for an additional 364-day period, or (2) at its election, convert the outstanding principal amount thereunder into a term loan which would be repayable in a single payment two years from the conversion date. Additionally, the Senior Credit Facilities provided L-3 Communications the ability to increase, on an uncommitted basis, the amount of either the five year revolving credit facility or the 364-day revolving credit facility up to an additional $150,000 in the aggregate.

     At December 31, 2001, available borrowings under the Company's Senior Credit Facilities were $497,594, after reductions for outstanding letters of credit of $102,406. There were no outstanding borrowings under the Senior Credit Facilities at December 31, 2001.

     Borrowings under the Senior Credit Facilities bear interest, at L-3 Communications' option, at either: (i) a "base rate" equal to the higher of 0.50% per annum above the latest federal funds rate and the Bank of America "reference rate" (as defined) plus a spread ranging from 2.00% to 0.50% per annum depending on L-3 Communications' Debt Ratio at the time of determination or (ii) a "LIBOR rate" (as defined) plus a spread ranging from 3.00% to 1.50% per annum depending on L-3 Communications' Debt Ratio at the time of determination. The Debt Ratio is defined as the ratio of Consolidated Total Debt to Consolidated EBITDA. Consolidated Total Debt is equal to outstanding debt plus capitalized lease obligations minus the lesser of actual unrestricted cash or $50,000. Consolidated EBITDA is equal to consolidated net income (excluding extraordinary gains and losses, and gains and losses in connection with asset dispositions and discontinued operations) for the most recent four quarters, plus consolidated interest expense, income taxes, depreciation and amortization minus depreciation and amortization related to minority interest. At December 31, 2001, there were no borrowings outstanding under the Senior Credit Facilities. L-3 Communications pays commitment fees calculated on the daily amounts of the available unused commitments under the Senior Credit Facilities at a rate ranging from 0.50% to 0.35% per annum, depending on L-3 Communications' Debt Ratio in effect at the time of determination. L-3 Communications pays letter of credit fees calculated at a rate ranging from 1.50% to 0.75% per annum for performance letters of credit and 3.00% to 1.50% for all other letters of credit, in each case depending on L-3 Communications' Debt Ratio at the time of determination.

     Additionally, in February 2002, the Company expects the lenders to approve a $150,000 increase in the amount of the Senior Credit Facilities. The five year revolving credit facility will increase by $100,000 to $500,000 and the 364-day revolving credit facility will increase by $50,000 to $250,000. Additionally, the maturity date of the $200,000 364-day revolving credit facility is expected to be extended to February 2003.

     In March 2002, L-3 Communications expects to borrow $500,000 under a senior subordinated Bridge Loan Facility to finance a portion of the purchase price of AIS and related expenses. The Bridge Loan Facility will be subordinated in right of payment to all of L-3 Communications' existing and future senior debt. Borrowings under the Bridge Loan Facility will bear interest through March 2003, at L-3 Communications' option, at either the one-month or three-month LIBOR rate plus a spread equal to 350 basis points. The Bridge Loan Facility will mature in May 2009, but if the loans under the facility are not repaid by March 2003, each lender's loan will be automatically converted into an exchange note with terms substantially similar to those of the senior subordinated notes discussed below, and will bear interest at a fixed rate equal to the yield to maturity on the Company's highest yielding existing subordinated indebtedness at the time of exchange plus 100 basis points. Subject to the exceptions that will be set forth in the Bridge Loan Facility, L-3 Communications will be required to prepay the Bridge Loan Facility with the net cash proceeds from:

 o any debt offerings by L-3 Holdings or its subsidiaries, including L-3 Communications;

 o   issuance of any equity interests in L-3 Holdings or L-3 Communications;

 o incurrence of any other indebtedness of L-3 Holdings or any of its subsidiaries, including L-3 Communications (other than under the Senior Credit Facilities and certain permitted indebtedness); and

 o   any sale of assets or stock of any subsidiaries of L-3 Communications.

     In the fourth quarter of 2001, L-3 Holdings sold $420,000 of 4% Senior Subordinated Convertible Contingent Debt Securities ("CODES") due September 15, 2011. The net proceeds from this offering amounted to approximately $407,450 after underwriting discounts and commissions and other offering expenses. Interest is payable semi-annually on March 15 and September 15 of each year commencing March 15, 2002. The CODES are convertible into L-3 Holdings' common stock at a conversion price of $107.625 per share (3,902,439 shares) under any of the following circumstances: (1) during any Conversion Period (defined below) if the closing sales price of the common stock of L-3 Holdings is more than 120% of the conversion price ($129.15) for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of the respective Conversion Period, (2) during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices for the CODES was less than 105% of the conversion value; (3) if the credit ratings assigned to the CODES by either Moody's or Standard & Poor's are below certain specified ratings, (4) if they have been called for redemption by the Company, or (5) upon the occurrence of certain specified corporate transactions. A Conversion Period is the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day of the immediately following fiscal quarter. There are four Conversion Periods in each fiscal year. Additionally, holders of the CODES have a right to receive contingent interest payments, not to exceed a per annum rate of 0.5% of the outstanding principal amount of the CODES, which will be paid on the CODES during any six-month period following a six-month period in which the average trading price of the CODES is above 120% of the principal amount of the CODES. The contingent interest payment provision as well as the ability of the holders of the CODES to exercise the conversion features as a result of changes in the credit ratings assigned to the CODES have been accounted for as embedded derivatives. The initial aggregate fair values assigned to the embedded derivatives was $2,502, which was also recorded as a discount to the CODES. The carrying values assigned to the embedded derivatives were recorded in other liabilities and will be adjusted periodically through other income (expense) for changes in their fair values. The CODES are subject to redemption at any time at the option of L-3 Holdings, in whole or in part, on or after October 24, 2004 at redemption prices (plus accrued and unpaid interest -- including contingent interest) starting at 102% of principal (plus accrued and unpaid interest -- including contingent interest) during the 12 month period beginning October 24, 2004 and declining annually to 100% of principal (plus accrued and unpaid interest -- including contingent interest) on September 15, 2006. The CODES are general unsecured obligations of L-3 Holdings and are subordinated in right of payment to all existing and future senior debt of L-3.

     In the fourth quarter of 2000, L-3 Holdings sold $300,000 of 5 1/4% Convertible Senior Subordinated Notes (the "Convertible Notes") due June 1, 2009. The net proceeds from this offering amounted to approximately $290,500 after underwriting discounts and other offering expenses, and were used to repay revolver borrowings outstanding under the Company's Senior Credit Facilities. Interest is payable semi-annually on June 1 and December 1 of each year commencing June 1, 2001. The Convertible Notes may be converted at any time into L-3 Holdings common stock at a conversion price of $81.50 per share. If all the Convertible Notes were converted, an additional 3,680,982 shares of L-3 Holdings common stock would have been outstanding at December 31, 2001. The Convertible Notes are general unsecured obligations of L-3 Holdings and are subordinated in right of payment to all existing and future senior debt of L-3 Holdings and L-3 Communications. The Convertible Notes are subject to redemption at any time, at the option of L-3 Holdings, in whole or in part, on or after December 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 102.625% of principal (plus accrued and unpaid interest) during the 12-month period beginning December 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on December 1, 2005 and thereafter.

     In December 1998, L-3 Communications sold $200,000 of 8% Senior Subordinated Notes due August 1, 2008 (the "December 1998 Notes") with interest payable semi-annually on February 1 and August 1 of each year commencing February 1, 1999. The December 1998 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The December 1998 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after August 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104% of principal (plus accrued and unpaid interest) during the 12-month period beginning August 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on August 1, 2006 and thereafter.

     In May 1998, L-3 Communications sold $180,000 of 8 1/2% Senior Subordinated Notes due May 15, 2008 (the "May 1998 Notes") with interest payable semi-annually on May 15 and November 15 of each year commencing November 15, 1998. The May 1998 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The May 1998 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after May 15, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104.250% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 15, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 15, 2006 and thereafter.

     In April 1997, L-3 Communications sold $225,000 of 10 3/8% Senior Subordinated Notes due May 1, 2007 (the "1997 Notes") with interest payable semi-annually on May 1 and November 1 of each year commencing November 1, 1997. The 1997 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The 1997 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after May 1, 2002 at redemption prices (plus accrued and unpaid interest) starting at 105.188% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 1, 2002 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 1, 2005 and thereafter.

     Collectively the 1997 Notes, May 1998 Notes and December 1998 Notes comprise the "Senior Subordinated Notes". The maturities on the Senior Subordinated Notes, Convertible Notes and CODES are $225,000 in 2007, $380,000 in 2008, $300,000 in 2009 and $420,000 in 2011.

     In November 2001, L-3 Communications entered into interest rate swap agreements on its $180,000 of 8 1/2% Senior Subordinated Notes due 2008. These swap agreements exchange the fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, L-3 Communications will pay or receive the difference between the fixed interest rate of 8 1/2% on the senior subordinated notes and a variable interest rate determined two business days prior to the interest payment date of the senior subordinated notes equal to (1) the six month LIBOR rate, set in arrears, plus (2) an average of 350.8 basis points. In July 2001, L-3 Communications entered into interest rate swap agreements on its $200,000 of 8% Senior Subordinated Notes due 2008. These swap agreements exchange the fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, L-3 Communications will pay or receive the difference between the fixed interest rate of 8% on the senior subordinated notes and a variable interest rate determined two business days prior to the interest payment date of the senior subordinated notes equal to (1) the six month LIBOR rate, set in arrears, plus (2) an average of 192 basis points. The difference to be paid or received on these swap agreements as interest rates change is recorded as an adjustment to interest expense. The swap agreements are accounted for as fair value hedges.

     The Senior Credit Facilities, Senior Subordinated Notes, Convertible Notes and CODES agreements contain (and the Bridge Loan Facility will contain) financial and other restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends. The Company's most restrictive covenants are contained in the Senior Credit Facilities, as amended. The covenants require that (1) the Company's Debt Ratio be less than or equal to 4.50 for the quarter ended December 31, 2001, and that the maximum allowable Debt Ratio be 4.85 for the quarters ending March 31, 2002 and June 30, 2002, thereafter declining over time to less than or equal to 3.50 for the quarters ending December 31, 2004 and thereafter, and (2) the Company's Interest Coverage Ratio be greater than or equal to 2.50 for the quarter ended December 31, 2001, and that the minimum allowable Interest Coverage Ratio, thereafter increase over time to greater than or equal to at least 3.00 for the quarters ending December 31, 2003 and thereafter. The Interest Coverage Ratio is equal to the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense. Consolidated Cash Interest Expense is equal to interest expense less the amortization of deferred debt issue costs included in interest expense. For purposes of calculating the financial covenants under the Senior Credit Facilities, the Convertible Notes and CODES are considered debt of L-3 Communications. The Senior Credit Facilities also limit the payment of dividends by L-3 Communications to L-3 Holdings except for payment of franchise taxes, fees to maintain L-3 Holdings' legal existence, income taxes up to certain amounts, interest accrued on the Convertible Notes and CODES or to provide for operating costs of up to $1,000 annually. Under the covenant, L-3 Communications may also pay permitted dividends to L-3 Holdings from its excess cash flow, as defined, a cumulative amount of $5,000, provided that the Debt Ratio is no greater than 3.5 to 1 as of the most recent fiscal quarter. As a result, at December 31, 2001, $5,000 of L-3 Communications net assets were available for payment of dividends to L-3 Holdings. Through December 31, 2001, the Company was in compliance with these covenants at all times.

     In connection with the Senior Credit Facilities, the Company has granted the lenders a first priority lien on the stock of L-3 Communications and substantially all of its domestic subsidiaries. The borrowings under the Senior Credit Facilities are guaranteed by L-3 Holdings and by substantially all of the domestic subsidiaries of L-3 Communications on a senior basis. The payment of principal and premium, if any, and interest on the Senior Subordinated Notes are (and the Bridge Loan Facility will be) unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by all of L-3 Communications' restricted subsidiaries other than its foreign subsidiaries. The guarantees of the Senior Subordinated Notes are (and the Bridge Loan Facility will be) junior to the guarantees of the Senior Credit Facilities and rank pari passu with each other and the guarantees of the Convertible Notes and the CODES. Additionally, the Convertible Notes and CODES are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by L-3 Communications and substantially all of its direct and indirect domestic subsidiaries. These guarantees rank junior to the guarantees of the Senior Credit Facilities and rank pari passu with each other and the guarantees of the Senior Subordinated Notes and will rank pari passu with the guarantees of the Bridge Loan Facility.

8. FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments. The Company's financial instruments consist primarily of cash and cash equivalents, billed receivables, investments, trade accounts payable, customer advances, Senior Credit Facilities, Senior Subordinated Notes, Convertible Notes, CODES, foreign currency forward contracts, interest rate cap and floor contracts, interest rate swap agreements and embedded derivatives related to the issuance of the CODES. The carrying amounts of cash and cash equivalents, billed receivables, trade accounts payable, Senior Credit Facilities, and customer advances are representative of their respective fair values because of the short-term maturities or expected settlement dates of these instruments. The fair values of the Company's investments are based on quoted market prices, as available, and on historical cost for investments which it is not practicable to estimate fair value. The Senior Subordinated Notes are registered, unlisted public debt which are traded in the over-the-counter market and their fair values are based on quoted trading activity. The fair values of the Convertible Notes and CODES are based on quoted prices for the same or similar issues. The fair value of foreign currency forward contracts were estimated based on exchange rates at December 31, 2001 and 2000. The fair values of the interest rate cap and floor contracts, interest rate swap agreements and the embedded derivatives were estimated by discounting expected cash flows using quoted market interest rates. The carrying amounts and estimated fair values of the Company's financial instruments are presented in the table below.

                                                               DECEMBER 31,
                                              ----------------------------------------------
                                                       2001                    2000
                                              ----------------------- ----------------------
                                               CARRYING    ESTIMATED   CARRYING   ESTIMATED
                                                AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              ---------- ------------ ---------- -----------
Investments .................................  $ 16,532    $ 16,532    $  8,985   $  8,985
Senior Subordinated Notes ...................   597,754     630,925     605,000    586,300
Convertible Notes ...........................   300,000     387,000     300,000    331,350
CODES .......................................   417,498     432,600          --         --
Borrowings under Senior Credit Facilities ...        --          --     190,000    190,000
Interest rate caps ..........................        --          --         431          2
Interest rate floor .........................      (432)       (432)        (74)      (104)
Foreign currency forward contracts ..........       258         258          --        392
Interest rate swaps .........................    (7,246)     (7,246)         --         --
Embedded derivatives ........................    (3,060)     (3,060)         --         --


     Interest Rate Risk Management. To mitigate risks associated with changing interest rates on borrowings under the Senior Credit Facilities, the Company entered into interest rate cap and interest rate floor contracts. The interest rate caps and floors are denominated in U.S. dollars and have designated maturities which occur every three months until the interest rate cap and floor contracts expire in March 2002. In 2001, the Company entered into interest rate swap agreements on $380,000 of its Senior Subordinated Notes to take advantage of the current low interest rate environment. These swap agreements exchanged the fixed interest rate for a variable interest rate on the entire notional amount, are denominated in U.S. dollars and have designated maturities which occur on the interest payment dates of the related Senior Subordinated Notes. Collectively the interest rate cap and floor contracts and interest rate swap agreements are herein referred to as the ("interest rate agreements"). Cash payments received from or paid to the counterparties on the interest rate agreements are the difference between the amount that the reference interest rates are greater than or less than the contract rates on the designated maturity dates, multiplied by the notional amounts underlying the respective interest rate agreements. Cash payments or receipts between the Company and counterparties are recorded as a component of interest expense. The initial cost or receipt of these arrangements, if any, are deferred and amortized as a component of interest expense over the term of the interest rate agreement. The Company manages exposure to counterparty credit risk by entering into the interest rate agreements only with major financial institutions that are expected to fully perform under the terms of such agreements. The notional amounts are used to measure the volume of these agreements and do not represent exposure to credit loss.

     Foreign Currency Exchange Risk Management. Some of the Company's U.S. operations have contracts with foreign customers which are denominated in foreign currencies. To mitigate the risk associated with certain of these contracts denominated in foreign currency, the Company has entered into foreign currency forward contracts. The Company's activities involving foreign currency forward contracts are designed to hedge the foreign denominated cash paid or received, primarily Euro, British Pound and Italian Lira. The Company manages exposure to counterparty credit risk by entering into foreign currency forward contracts only with major financial institutions that are expected to fully perform under the terms of such contracts. The notional amounts are used to measure the volume of these contracts and do not represent exposure to foreign currency losses.

     Information with respect to the interest rate agreements and foreign currency forward contracts is presented in the table below.

                                                                       DECEMBER 31,
                                               ------------------------------------------------------------
                                                           2001                            2000
                                               -----------------------------   ----------------------------
                                                NOTIONAL       UNREALIZED       NOTIONAL       UNREALIZED
                                                 AMOUNT      GAINS (LOSSES)      AMOUNT      GAINS (LOSSES)
                                               ----------   ----------------   ----------   ---------------
Interest rate swaps ........................    $380,000             --               --            --
Interest rate caps .........................     100,000         $ (107)        $100,000        $ (429)
Interest rate floor ........................      50,000           (414)          50,000           (30)
Foreign currency forward contracts .........       7,138            258            6,863           392

9. COMMON STOCK

On June 29, 2001, the Company established the L-3 Communications Corporation Employee Stock Purchase Plan ("ESPP") and registered 1,500,000 shares of L-3 Holdings common stock, which may be purchased by employees of L-3 Communications Corporation and its U.S. subsidiaries through payroll deductions. In general, an eligible employee who participates in the ESPP may purchase L-3 Holdings' common stock at a fifteen percent discount. The ESPP is not subject to the Employment Retirement Income Security Act of 1974, as amended. As of December 31, 2001, $4,861 of employee contributions to the employee stock purchase plan were received by the Company and recorded as a component of shareholders' equity in the consolidated balance sheet. On January 7, 2002, the Company transferred 74,285 shares of L-3 Holdings' common stock to the trustee of the ESPP on behalf of those employees who made contributions to the ESPP in 2001.

     On May 2, 2001, L-3 Holdings sold 6,900,000 shares of common stock in a public offering for $80.00 per share. L-3 Holdings sold 4,575,000 shares and other selling stockholders, including affiliates of Lehman Brothers Inc., sold 2,325,000 secondary shares. Upon closing, L-3 Holdings received net proceeds after underwriting discounts and commissions and other offering expenses of $353,622. The net proceeds were contributed to L-3 Communications and were used to repay borrowings under the Senior Credit Facilities, pay for the KDI and EER acquisitions and to increase cash and cash equivalents.

     As additional consideration for the ILEX acquisition, L-3 Holdings issued 294,124 shares of its common stock valued at $17,357 in April 2001 based on the financial performance of ILEX in 1999 and 2000, and in August 1999, L-3 Holdings issued 150,955 shares of its common stock valued at $6,434 based on the financial performance of ILEX in 1998. There is no remaining contingent consideration for the ILEX acquisition.

     On February 4, 1999, L-3 Holdings sold 5,000,000 shares of common stock in a public offering for $42.00 per share (the "February 1999 Common Stock Offering"); the net proceeds amounted to $201,582 and were contributed by L-3 Holdings to L-3 Communications. In addition, 6,500,000 shares were also sold in the February 1999 Common Stock Offering by the Lehman Partnership and Lockheed Martin. In October 1999, Lockheed Martin sold its remaining interest in L-3 Holdings' common stock. In December 1999, the Lehman Partnership distributed to its partners approximately 3,800,000 shares of L-3 Holdings' common stock. As of December 31, 2001, the Lehman Partnership owned approximately 4.4% of the outstanding common stock of L-3 Holdings.

     On May 19, 1998, L-3 Holdings sold 6,900,000 shares of its common stock in an initial public offering ("IPO"). The net proceeds of the IPO amounted to $139,500 and were contributed by L-3 Holdings to L-3 Communications. Prior to the IPO, the common stock of L-3 Holdings consisted of three classes Class A, Class B, and Class C common stock. Immediately prior to the IPO, each authorized share of L-3 Holdings Class A common stock, Class B common stock and Class C common stock was converted into one class of common stock and the authorized L-3 Holdings common stock was increased to 100,000,000 shares.

10. EARNINGS PER SHARE


A reconciliation of basic and diluted earnings per share ("EPS") is presented in the table below.

                                                                  YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                             2001           2000           1999
                                                        -------------   ------------   ------------
Basic:
 Net income .........................................     $ 115,458      $  82,727      $  58,689
                                                          ---------      ---------      ---------
 Weighted average common shares outstanding .........        37,440         33,355         32,107
                                                          ---------      ---------      ---------
 Basic earnings per share ...........................     $    3.08      $    2.48      $    1.83
                                                          =========      =========      =========
Diluted:
 Net income .........................................     $ 115,458      $  82,727      $  58,689
 After-tax interest expense savings on the assumed
   conversion of Convertible Notes ..................        10,502             --             --
                                                          ---------      ---------      ---------
 Net income including assumed conversion ............     $ 125,960      $  82,727      $  58,689
                                                          =========      =========      =========
 Common and potential common shares:
 Weighted average common shares outstanding .........        37,440         33,355         32,107
 Assumed exercise of stock options ..................         3,846          3,940          3,376
 Assumed purchase of common shares for treasury .....        (2,248)        (2,342)        (1,967)
 Assumed conversion of Convertible Notes ............         3,681             --             --
                                                          ---------      ---------      ---------
Common and potential common shares ..................        42,719         34,953         33,516
                                                          =========      =========      =========
Diluted earnings per share ..........................     $    2.95      $    2.37      $    1.75
                                                          =========      =========      =========

     The 3,902,439 shares of L-3 Holdings' common stock that are issuable upon conversion of the CODES were not included in the computation of diluted EPS for the year ended December 31, 2001 because the conditions required for the CODES to become convertible have not been met.


11. INCOME TAXES

Pretax income of the Company was $186,222 for 2001, $134,079 for 2000, and $95,430 for 1999 substantially all of which was derived from domestic operations. The components of the Company's provision for income taxes are presented in the table below.

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                 2001         2000         1999
                                                              ----------   ----------   ---------
Current income tax provision, primarily federal . .........    $18,126      $26,249      $ 7,910
Deferred income tax provision:
 Federal ..................................................     43,965       23,130       27,881
 State and local ..........................................      8,673        1,973          950
                                                               -------      -------      -------
   Subtotal ...............................................     52,638       25,103       28,831
                                                               -------      -------      -------
Total provision for income taxes ..........................    $70,764      $51,352      $36,741
                                                               =======      =======      =======

     A reconciliation of the statutory federal income tax rate to the effective income tax rate of the Company is presented in the table below.


                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               2001         2000         1999
                                                            ----------   ----------   ----------
Statutory federal income tax rate . .....................       35.0%        35.0%        35.0%
State and local income taxes, net of federal income
 tax benefit ............................................        5.3          4.4          4.6
Foreign sales corporation and extra territorial income
 benefits ...............................................       (3.6)        (2.6)          --
Nondeductible goodwill amortization and other
 expenses ...............................................        4.8          6.8          5.2
Research and experimentation and other tax credits ......       (5.0)        (6.1)        (7.1)
Other, net ..............................................        1.5          0.8          0.8
                                                                ----         ----         ----
Effective income tax rate ...............................       38.0%        38.3%        38.5%
                                                                ====         ====         ====

     The provision for income taxes excludes current tax benefits related to compensation expense deductions for the exercise of stock options that were credited directly to shareholders' equity of $11,939 for 2001, $9,108 for 2000 and $1,011 for 1999.

     The significant components of the Company's net deferred tax assets and liabilities are presented in the table below.

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                2001           2000
                                                            ------------   ------------
Deferred tax assets:
 Inventoried costs ......................................    $   8,520      $  14,868
 Compensation and benefits ..............................       11,460         10,461
 Pension and postretirement benefits ....................       59,397         39,486
 Property, plant and equipment ..........................       16,579          9,081
 Income recognition on contracts in process .............       16,670         55,942
 Net operating loss carryforwards .......................       32,480          9,660
 Tax credit carryforwards ...............................       31,943         18,444
 Other, net .............................................       21,555         14,430
                                                             ---------      ---------
   Total deferred tax assets ............................      198,604        172,372
                                                             ---------      ---------
Deferred tax liabilities:
 Goodwill ...............................................      (26,493)       (18,903)
 Other, net .............................................      (11,263)        (6,626)
                                                             ---------      ---------
   Total deferred tax liabilities .......................      (37,756)       (25,529)
                                                             ---------      ---------
    Net deferred tax assets .............................    $ 160,848      $ 146,843
                                                             =========      =========
   The following table presents the classification of
      the Company's net deferred tax assets.

Current deferred tax assets . ...........................    $  62,965      $  89,732
Long-term deferred tax assets ...........................       97,883         57,111
                                                             ---------      ---------
   Total net deferred tax assets ........................    $ 160,848      $ 146,843
                                                             =========      =========

     At December 31, 2001, the Company had $82,340 of U.S. net operating losses and $31,943 of tax credit carryforwards primarily related to U.S. and state research and experimentation credits and state investment tax credits. The net operating losses, some of which are subject to limitation, expire, if unused, between 2011 and 2021. The tax credits primarily expire, if unused, beginning in 2012. The Company believes that it will generate sufficient taxable income to utilize these net operating losses and tax credit carryforwards before they expire.


12. STOCK OPTIONS

The Company adopted the 1999 Long Term Performance Plan in April 1999, and adopted the 1997 Option Plan in April 1997. As of December 31, 2001, the number of shares of L-3 Holdings' common stock authorized for grant of options or awards under these plans was 8,305,815. On April 26, 2001, an additional 3,000,000 shares of L-3 Holdings' common stock were authorized for grant of options or awards under the 1999 Long Term Performance Plan. The grants may be awarded to employees of the Company in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock or other incentive awards. The price at which options may be granted shall not be less than 100% of the fair market value of L-3 Holdings' common stock on the date of grant. In general, options expire after 10 years and are exercisable ratably over a 3 year period. As of December 31, 2001, the Company had 2,502,919 shares of L-3 Holdings' common stock available for awards under these plans.


     On January 1, 2001, January 1, 2000 and May 19, 1999, the Company awarded 30,464, 42,896 and 40,339 shares of restricted stock of L-3 Holdings to employees. The 2001 and 1999 awards vest January 1, 2004 and the 2000 award vests January 1, 2005.


     On April 5, 1999, the Company amended the terms of the stock options granted to Frank C. Lanza, Chairman and Chief Executive Officer and Robert V. LaPenta, President and Chief Financial Officer on April 30, 1997 for the purchase of 1,142,857 shares each of L-3 Holdings' common stock at an option price of $6.47. Such amendment eliminated the performance target acceleration provisions on the unvested performance options, so that 457,143 options for each of Mr. Lanza and Mr. LaPenta, vested on April 5, 1999. These performance options would have originally vested nine years after the grant date, but would have become exercisable with respect to 25% of the shares subject to such performance options on each of April 30, 1999, 2000, 2001 and 2002, to the extent certain targets for the Company's EBITDA were achieved.


     The table below presents the Company's stock option activity.

                                                            WEIGHTED
                                                            AVERAGE
                                            NUMBER OF       EXERCISE
(IN THOUSANDS)                               OPTIONS         PRICE
--------------------------------------------------------------------
Balance at December 31, 1998 .........        2,878         $ 9.27
Options granted ......................        1,009          39.09
Options exercised ....................          (79)          8.37
Options cancelled ....................          (43)         29.99
                                              -----
Balance at December 31, 1999 .........        3,765          17.02
Options granted ......................          661          47.73
Options exercised ....................         (577)         15.52
Options cancelled ....................         (221)         39.82
                                              -----
Balance at December 31, 2000 .........        3,628          21.42
Options granted ......................        1,107          71.61
Options exercised ....................         (564)         29.14
Options cancelled ....................         (181)         42.46
                                              -----
Balance at December 31, 2001 .........        3,990        $ 33.36
                                              =====

     The following table summarizes information about stock options outstanding at December 31, 2001.

                                           OUTSTANDING                                  EXERCISABLE
                            ------------------------------------------   -----------------------------------------
                                              WEIGHTED                                     WEIGHTED
                                               AVERAGE       WEIGHTED                       AVERAGE       WEIGHTED
RANGE OF                                      REMAINING       AVERAGE                      REMAINING      AVERAGE
EXERCISE                       NUMBER        CONTRACTUAL     EXERCISE       NUMBER        CONTRACTUAL     EXERCISE
PRICES                       OF OPTIONS     LIFE (YEARS)       PRICE      OF OPTIONS     LIFE (YEARS)      PRICE
-------------------------   ------------   --------------   ----------   ------------   --------------   ---------
$6.47 ...................       1,859             5.5        $  6.47         1,630             5.5       $  6.47
$22.00 ..................          85             6.3        $ 22.00            85             6.3       $ 22.00
$32.75 - $39.99 .........         370             7.7        $ 37.53           215             7.7       $ 37.23
$40.00 - $47.00 .........         410             7.6        $ 41.59           128             7.3       $ 41.10
$58.00 ..................         184             8.6        $ 58.00            50             8.6       $ 58.00
$65.00 - $70.00..........         642             9.3        $ 66.50            --             --             --
$79.39...................         440             9.9        $ 79.39            --             --             --
                                -----                                        -----
 Total ..................       3,990             7.2        $ 33.36         2,108             5.9       $ 13.55
                                =====                                        =====



     The weighted average fair values of stock options at their grant date during 2001, 2000 and 1999, where the exercise price equaled the market price (estimated fair value) on the grant date were $29.73, $20.19 and $14.60, respectively. In accordance with APB 25, no compensation expense was recognized. The following table reflects pro forma net income and L-3 Holdings EPS had the Company elected to adopt the fair value approach of SFAS 123.

                                      YEAR ENDED DECEMBER 31,
                            -------------------------------------------
                                 2001           2000           1999
                            -------------   ------------   ------------
Net income:
 As reported ............     $ 115,458       $ 82,727       $ 58,689
 Pro forma ..............       107,573         75,064         54,625
Basic EPS:
 As reported ............     $    3.08       $   2.48       $   1.83
 Pro forma ..............          2.87           2.25           1.70
Diluted EPS:
 As reported ............     $    2.95       $   2.37       $   1.75
 Pro forma ..............          2.76           2.15           1.63

     The estimated fair value of options granted was calculated using the Black-Scholes option-pricing valuation model. The weighted average assumptions used in the valuation models are presented in the table below.

                                       YEAR ENDED DECEMBER 31,
                                    ------------------------------
                                      2001       2000       1999
                                    --------   --------   --------
Expected option term ............      5.0        5.0        4.8
Expected volatility .............     39.5%      35.8%      31.0%
Expected dividend yield .........       --         --         --
Risk-free interest rate .........      4.5%       6.4%       4.7%

13. COMMITMENTS AND CONTINGENCIES

The Company leases certain facilities and equipment under agreements expiring at various dates through 2028. The following table presents future minimum payments under noncancellable operating leases with initial or remaining terms in excess of one year as of December 31, 2001.

                                   OPERATING LEASES
                       ----------------------------------------
                        REAL ESTATE     EQUIPMENT       TOTAL
                       -------------   -----------   ----------
2002 ...............      $ 60,163        $1,735      $ 61,898
2003 ...............        48,302           996        49,298
2004 ...............        32,693           379        33,072
2005 ...............        28,788           104        28,892
2006 ...............        25,722            12        25,734
Thereafter .........       151,561            --       151,561
                          --------        ------      --------
 Total .............      $347,229        $3,226      $350,455
                          ========        ======      ========

     Real estate lease commitments have been reduced by minimum sublease rental income of $5,127 due in the future under noncancellable subleases. Leases covering major items of real estate and equipment contain renewal and or purchase options. Rent expense, net of sublease income was $41,370 for 2001, $34,123 for 2000 and $22,452 for 1999.

     On March 30, 1998, the Company entered into a real estate lease agreement, as lessee, with an unrelated lessor which expired on March 30, 2001, which is accounted for as an operating lease. On March 29, 2001, the Company exercised its option to renew the lease through March 30, 2003. On or before the lease expiration date, the Company can exercise options under the lease agreement to either renew the lease, purchase the property for $12,500, or sell the property on behalf of the lessor (the "Sale Option"). If the Company elects the Sale Option, the Company must pay the lessor a residual guarantee amount of $10,894, on or before the lease expiration date, and at the time the property is sold, the Company must pay the lessor a supplemental rent equal to the gross sales proceeds in excess of the residual guarantee amount not to exceed $1,606.

     On June 30, 1999, the Company entered into a real estate lease agreement, as lessee, with an unrelated lessor which expires on June 30, 2002, which is accounted for as an operating lease. On or before the lease expiration date, the Company can exercise options under the lease agreement to either renew the lease, purchase the property for $15,500, or sell the property on behalf of the lessor. If the Company elects the Sale Option, the Company must pay the lessor a residual guarantee amount of $13,524, on or before the lease expiration date, and at the time the property is sold, the Company must pay the lessor a supplemental rent equal to the gross sales proceeds in excess of the residual guarantee amount not to exceed $1,976.

     For both real estate lease agreements discussed above, if the gross sales proceeds are less than the sum of the residual guarantee amount and the supplemental rent, the Company is required to pay a supplemental rent to the extent the reduction in the fair value of the property is demonstrated by an independent appraisal to have been caused by the Company's failure to properly maintain the property. Accordingly, the aggregate residual guarantee amounts of $24,418 have been included in the noncancellable real estate operating lease payments relating to the expiration of such leases.

     On December 28, 2000, the Company entered into a sale-leaseback transaction on its facility located in Hauppauge, NY. The facility was sold for $13,650. The lease agreement which is accounted for as an operating lease, has an initial term of 14 years with a fixed annual rent that increases 2.5% annually. The Company has the option to extend the lease term for an additional 3 terms of 5 years each. The gain of

$4,110 on the sale of the facility has been deferred and will be recognized ratably over the term of the lease.

     The Company has a contract to provide and operate for the U.S. Air Force ("USAF") a full-service training facility including simulator systems near a USAF base. The Company expects to lease the simulator systems from unrelated third parties, and has entered into agreements with the owner-lessors of the simulator systems, under which the Company is acting as the construction agent on behalf of the owner-lessors for procurement and construction for the simulator systems. The estimated project costs to construct the simulator systems is approximately $48,360. During the construction period, if certain events occur that are caused by the Company's actions or failures to act, these agreements may obligate the Company to make payments to the owner-lessors which may be equal to 89.9% of the incurred project costs for the simulator systems at the time of such defaults. At December 30, 2002, the estimated completion date of the construction, pursuant to these agreements, the Company, as lessee, will enter into leases each with a term of 15 years with the owner-lessors for the use of the simulator systems. These leases are expected to be accounted for as operating leases and the aggregate noncancellable rental payments under such leases are estimated to be $89,241.

     The Company is engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under U.S. Government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term. Additionally, in the event that U.S. Government expenditures for products and services of the type manufactured and provided by the Company are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

     The Company has been periodically subject to litigation, claims or assessments and various contingent liabilities incidental to its business. Management continually assesses the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's consolidated results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     With respect to those investigative actions, items of litigation, claims or assessments of which it is aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.


14. PENSIONS AND OTHER EMPLOYEE BENEFITS

The Company maintains a number of pension plans, both contributory and noncontributory, covering employees at certain locations. Eligibility for participation in these plans varies and benefits are generally based on the participant's compensation and/or years of service. The Company's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations thereon. Plan assets are invested primarily in U.S. government and agency obligations and listed stocks and bonds.

     The Company also provides postretirement medical and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's pension plans. These benefits are funded primarily on a pay-as-you-go basis with the

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


retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

     The following table summarizes the balance sheet impact, as well as the benefit obligations, assets, funded status and rate assumptions associated with the pension and postretirement benefit plans.

                                                                                        POSTRETIREMENT
                                                         PENSION PLANS                   BENEFIT PLANS
                                                 -----------------------------   -----------------------------
                                                      2001            2000            2001            2000
                                                 --------------   ------------   -------------   -------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year ......     $  415,483      $ 328,541       $  68,538       $  65,554
Service cost .................................         18,516         16,343           1,709           1,670
Interest cost ................................         31,428         28,029           4,746           4,754
Participants' contributions ..................             62             36             607              --
Amendments ...................................             --            853              --              --
Actuarial loss (gain) ........................         22,277          8,867           4,043          (1,271)
Acquisitions .................................         63,793         48,187          12,369           1,879
Benefits paid ................................        (18,108)       (15,373)         (4,869)         (4,048)
                                                   ----------      ---------       ---------       ---------
Benefit obligation at end of year ............     $  533,451      $ 415,483       $  87,143       $  68,538
                                                   ----------      ---------       ---------       ---------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of
 year ........................................     $  391,263      $ 367,451       $      --       $      --
Actual return on plan assets .................        (13,754)       (21,905)             --              --
Acquisitions .................................         63,344         49,709              --              --
Employer contributions .......................          8,108         11,345           4,262           4,048
Participants' contributions ..................             62             36             607              --
Benefits paid ................................        (18,108)       (15,373)         (4,869)         (4,048)
                                                   ----------      ---------       ---------       ---------
Fair value of plan assets at end of year .....     $  430,915      $ 391,263       $      --       $      --
                                                   ----------      ---------       ---------       ---------
FUNDED STATUS OF THE PLANS ...................     $ (102,536)     $ (24,220)      $ (87,143)      $ (68,538)
Unrecognized actuarial loss (gain) ...........         69,697         (5,044)         (5,032)         (9,401)
Unrecognized prior service cost ..............          3,426          3,777            (547)         (1,207)
                                                   ----------      ---------       ---------       ---------
Net amount recognized ........................     $  (29,413)     $ (25,487)      $ (92,722)      $ (79,146)
                                                   ==========      =========       =========       =========
AMOUNTS RECOGNIZED IN THE BALANCE SHEETS
 CONSIST OF:
Accrued benefit liability ....................     $  (62,330)     $ (26,377)      $ (92,722)      $ (79,146)
Accumulated other comprehensive income........         32,917            890              --              --
                                                   ----------      ---------       ---------       ---------
Net amount recognized ........................     $  (29,413)     $ (25,487)      $ (92,722)      $ (79,146)
                                                   ==========      =========       =========       =========
RATE ASSUMPTIONS:
Discount rate ................................           7.25%          7.50%           7.25%           7.50%
Rate of return on plan assets ................           9.50%          9.50%        n.a.            n.a.
Salary increases .............................           4.50%          4.50%           4.50%           4.50%

     The annual increase in cost of benefits ("health care cost trend rate") is assumed to be an average of 10.00% in 2001 and is assumed to gradually decrease to a rate of 4.5% thereafter. Assumed health care cost trend rates have a significant effect on amounts reported for postretirement medical benefit plans. A one percentage point decrease in the assumed health care cost trend rates would have the effect of decreasing the aggregate service and interest cost by $540 and the postretirement medical obligations by $6,139. A one percentage point increase in the assumed health care cost trend rate would have the effect of increasing the aggregate service and interest cost by $658 and the postretirement medical obligations by $6,651.

     The following table summarizes the components of net periodic pension and postretirement medical costs.

                                                                                POSTRETIREMENT
                                                      PENSION PLANS              PENSION PLANS
                                               ---------------------------   ---------------------
                                                   2001           2000          2001        2000
                                               ------------   ------------   ---------   ---------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost ...............................    $  18,516      $  16,343      $1,709      $1,670
Interest cost ..............................       31,428         28,029       4,746       4,754
Amortization of prior service cost .........          351            351         (99)        (99)
Expected return on plan assets .............      (37,716)       (39,109)         --          --
Recognized actuarial (gain) loss ...........         (424)        (3,981)       (887)       (865)
Recognition due to settlement ..............           --            307          --          --
                                                ---------      ---------      ------      ------
 Net periodic benefit cost .................    $  12,155      $   1,940      $5,469      $5,460
                                                =========      =========      ======      ======

     The accumulated benefit obligation, projected benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $300,072, $324,840, and $247,383, respectively, as of December 31, 2001 and $86,426, $92,180 and $78,773, respectively, as of December 31, 2000.

     In connection with the Company's assumption of certain plan obligations pursuant to the Company's acquisition of the predecessor company, Lockheed Martin has provided the Pension Benefit Guaranty Corporation ("PBGC") with commitments to assume sponsorship or other forms of financial support under certain circumstances with respect to the Company's pension plans for Communication Systems -- West and Aviation Recorders (the "Subject Plans"). Upon the occurrence of certain events, Lockheed Martin, at its option, has the right to decide whether to cause the Company to transfer sponsorship of any or all of the Subject Plans to Lockheed Martin, even if the PBGC has not sought to terminate the Subject Plans. Such a triggering event occurred in 1998, but reversed in 1999, relating to a decrease in the PBGC-mandated discount rate in 1998 that had resulted in an increase in the underlying liability. The Company notified Lockheed Martin of the 1998 triggering event, and in February 1999, Lockheed Martin informed the

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


Company that it had no present intention to exercise its right to cause the Company to transfer sponsorship of the Subject Plans. If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding the Subject Plans or any costs associated with the termination of the Subject Plans but L-3 Communications would be required to reimburse Lockheed Martin for these costs. To date, the impact on pension expense and funding requirements resulting from this arrangement has not been significant. However, should Lockheed Martin assume sponsorship of the Subject Plans or if these plans were terminated, the impact of any increased pension expenses or funding requirements could be material to the Company. The Company has performed its obligations under the letter agreement with Lockheed Martin and the Lockheed Martin Commitment and has not received any communications from the PBGC concerning actions which the PBGC contemplates taking in respect of the Subject Plans.

     Employee Savings Plans. Under its various employee savings plans, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contributions vary among the plans. Under these plans, the Company's matching contributions in L-3 Holdings common stock and cash were $21,462 for 2001, $15,201 for 2000 and $8,798 for 1999.


15. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
Interest paid ..........................................    $81,552      $81,390      $50,532
Income taxes paid ......................................      4,904       10,052        6,317
Noncash transactions:
 Common stock issued related to acquisition ............     17,357           --        6,432
 Contribution in common stock to savings plans .........     16,868       12,642        6,993


16. SEGMENT INFORMATION

The Company has two reportable segments, Secure Communication Systems and Specialized Products, which are described in Note 1. The Company evaluates the performance of its operating divisions and reportable segments based on sales and operating income. All corporate expenses are allocated to the Company's divisions using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, all costs and expenses are included in the Company's measure of segment profitability.

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


                                           SECURE                                  ELIMINATION OF
                                       COMMUNICATION    SPECIALIZED                 INTERSEGMENT   CONSOLIDATED
                                          SYSTEMS         PRODUCTS     CORPORATE       SALES          TOTAL
                                      --------------- --------------- ----------- --------------- -------------
2001
----
Sales ...............................    $1,241,981      $1,109,641                  $  (4,200)    $2,347,422
Operating income ....................       146,270         129,060                                   275,330
Total assets ........................     1,021,924       1,769,453    $544,056                     3,335,433
Capital expenditures . ..............        16,115          31,727         279                        48,121
Depreciation and amortization .......        33,723          53,228                                    86,951
2000
----
Sales ...............................    $  856,970      $1,065,136                  $ (12,045)    $1,910,061
Operating income ....................        91,310         131,408                                   222,718
Total assets ........................       792,949       1,480,790    $189,805                     2,463,544
Capital expenditures ................        10,750          22,830                                    33,580
Depreciation and amortization .......        26,417          47,837                                    74,254
1999
----
Sales ...............................    $  544,418      $  867,495                  $  (6,451)    $1,405,462
Operating income ....................        46,955         103,531                                   150,486
Total assets ........................       370,918       1,065,236    $192,587                     1,628,741
Capital expenditures . ..............         6,980          16,476                                    23,456
Depreciation and amortization .......        18,451          35,267                                    53,718

     Corporate assets not allocated to the reportable segments primarily include cash and cash equivalents, corporate office fixed assets, deferred income tax assets and deferred debt issuance costs.

     Substantially all of the Company's operations are domestic. The Company's foreign operations are not material to the Company's results of operations, cash flows or financial position. Sales to principal customers are summarized in the table below.

                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                     2001            2000            1999
                                                -------------   -------------   -------------
U.S. Government agencies . ..................    $1,614,858      $1,284,379      $  924,006
Foreign governments .........................       200,913         144,274         127,637
Commercial export . .........................       218,971         172,101         144,274
Other (principally U.S. commercial) .........       312,680         309,307         209,545
                                                 ----------      ----------      ----------
 Consolidated sales .........................    $2,347,422      $1,910,061      $1,405,462
                                                 ==========      ==========      ==========


17. UNAUDITED QUARTERLY FINANCIAL DATA


Unaudited summarized financial data by quarter for the years ended December 31, 2001 and 2000 is presented in the table below.

                                MARCH 31        JUNE 30       SEPTEMBER 30     DECEMBER 31
                             -------------   -------------   --------------   ------------
2001
Sales ....................     $ 461,901       $ 561,560       $ 618,164       $ 705,797
Operating income .........        46,869          60,467          75,208          92,786
Net income ...............        14,158          23,336          33,435          44,529
Basic EPS . ..............     $    0.42       $    0.62       $    0.86       $    1.14
Diluted EPS ..............     $    0.40       $    0.60       $    0.82       $    1.06
2000
Sales ....................     $ 377,052       $ 460,976       $ 514,415       $ 557,618
Operating income .........        34,669          49,653          62,815          75,581
Net income ...............        10,929          16,459          24,116          31,223
Basic EPS ................     $    0.33       $    0.49       $    0.72       $    0.93
Diluted EPS ..............     $    0.32       $    0.47       $    0.69       $    0.89



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


REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
L-3 COMMUNICATIONS HOLDINGS, INC.

We have audited the accompanying consolidated balance sheets of L-3 Communications Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000 and their consolidated results of operations and cash flows for each of the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York
February 4, 2002


REPORT OF MANAGEMENT

The consolidated financial statements and other financial data contained in this annual report have been prepared in conformity with generally accepted accounting principles in the United States of America. The integrity and objectivity of this financial information is the responsibility of management. To this end, management maintains an adequate system of internal controls and supports an extensive program of internal reviews and audits to provide reasonable assurance that the Company's assets are protected and that transactions and events are recorded properly.

     The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, Independent Auditors. The Report of Independent Auditors, above, expresses an informed judgment as to whether management's financial statements, considered in their entirety, present fairly, in conformity with generally accepted accounting principles in the United States of America, the Company's financial position, results of operations and cash flows. This judgment is based on procedures described in the second paragraph of their report. These procedures include an assessment of the Company's internal control structure, and performing tests and other auditing procedures sufficient to provide reasonable assurance that the financial statements are free of material misstatements.

     To further assure objectivity, the financial information contained in this annual report is subject to review by the Audit Committee of the Board of Directors. The Audit Committee, composed of outside directors who are not employees, meets periodically with management, the internal auditors and the independent auditors to discuss auditing, internal control and financial reporting matters. The internal auditors and independent auditors periodically meet alone with the Audit Committee and have unlimited access to the Audit Committee at any time.

     We believe that our policies and procedures provide reasonable assurance that operations are conducted in conformity with applicable laws and with our commitment to a high standard of business conduct.

/s/ Robert V. LaPenta                           /s/ Michael T. Strianese

Robert V. LaPenta                               Michael T. Strianese
President and                                   Senior Vice President-
Chief Financial Officer                         Finance



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

L-3 COMMUNICATIONS OFFICERS

Frank C. Lanza  Chairman and Chief Executive Officer

Robert V. LaPenta  President and Chief Financial Officer

Christopher C. Cambria  Senior Vice Present,
Secretary and General Counsel

Michael T. Strianese  Senior Vice President of Finance

General Jimmie V. Adams  (USAF - Retired)
Vice President of Washington Operations

David T. Butler III  Vice President of Planning

Ralph G. D'Ambrosio  Vice President and Controller

Kenneth W. Manne  Vice President of Human Resources

Joseph S. Paresi  Vice President of Product Development and
President of Security Systems Division

David M. Reilly Vice President, Assistant General Counsel and Assistant Secretary

General Robert W. RisCassi (US Army - Retired)
Vice President of Washington Operations

Charles J. Schafer Vice President of Business Operations and President of Products Group

Stephen M. Souza  Vice President and Treasurer

Cynthia A. Swain  Vice President of Corporate Communications

Jill J. Wittels, Ph.D.  Vice President of Business Development

Curtis Brunson Corporate Vice President and President of Communications Systems-West Division

Alan R. Dietrich  Corporate Vice President and
President of Telemetry Group

John S. Mega  Corporate Vice President and
President of Microwave Group

Gregory B. Roberts Corporate Vice President and President of Communications Systems-East Division


SHAREHOLDER INFORMATION


CORPORATE HEADQUARTERS

You can contact the corporate headquarters by writing to:
L-3 Communications, 600 Third Avenue, New York, NY 10016, or by calling 212-697-1111. To send a fax, dial 212-805-5353.

CORPORATE INFORMATION

News media, analysts, shareholders and others seeking corporate information about L-3 Communications should contact Cynthia Swain, vice president of corporate communications at 212-697-1111.

PRINTED MATERIALS

Printed financial materials, including the 2001 Annual Report, may be obtained without charge from L-3's Investor Relations firm, Morgen-Walke Associates by calling 212-850-5600.

INTERNET

You can access quarterly and annual financial information, news releases and an overview of the company's products and services through the L-3 web site at http://www.L-3com.com on the Internet.

AUDITORS

PricewaterhouseCoopers LLP, New York, NY

SHAREHOLDERS ASSISTANCE

If you have questions concerning your shareholder account, please contact the stock transfer agent, EquiServe Trust Company, N.A., P.O. Box 2500, Jersey City, New Jersey 07303, or call 800-446-2617. For the hearing impaired, the phone number is TDD: 201-222-4955.

You can also contact the stock transfer agent at their web site at http://www.equiserve.com on the Internet.

STOCK EXCHANGE LISTING

The common stock of L-3 Communications is traded on the New York Stock Exchange under the symbol LLL.

ANNUAL MEETING

The annual meeting of shareholders will be held at 2:30 p.m. on Tuesday, April 23, 2002 at the Rihga Royal New York Hotel, 151 West 54th Street, New York, NY.

EQUAL OPPORTUNITY EMPLOYER

L-3 Communications Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from discriminatory practices.


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